UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 15, 2010

China Intelligent Lighting and Electronics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53018	26-1357819
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, China 516500
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  +86 0752 – 3138511

SRKP 22, INC.
4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to the private placement of shares of our common stock.

See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated October 20, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Share Exchange Agreement dated November 25, 2009 and January 15, 2010, respectively, which was entered into by SRKP 22, Inc., a Delaware corporation ("SRKP 22"), China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent BVI”), and the sold shareholder of China Intelligent BVI, as reported in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 21, 2009 and December 2, 2009. Copies of the Share Exchange Agreement, Amendment No. 1 and Amendment No. 2 are each attached hereto as Exhibit 2.1, Exhibit 2.1(a), and Exhibit 2.1(b), respectively.

Item 2.01	Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this Current Report, unless otherwise indicated, the terms “we”, “Company” and “China Intelligent” refer to China Intelligent Lighting and Electronics, Inc., a Delaware corporation, formerly known as SRKP 22, Inc. (“SRKP 22”), its wholly-owned subsidiary, China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent BVI”), and its 100% owned subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”).   “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

The corporate structure of our company, after taking into account the Share Exchange, is as follows:

SRKP 22 was incorporated in the State of Delaware on October 11, 2007.  SRKP 22 was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 15, 2010, SRKP 22 (i) closed a share exchange transaction, described below, pursuant to which SRKP 22 became the 100% parent of China Intelligent BVI, (ii) assumed the operations of China Intelligent BVI and its subsidiaries, and (iii) changed its name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc. China Intelligent BVI is primarily a holding company.

China Intelligent provides a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally.  China Intelligent currently offers over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.

Our principal executive offices and our manufacturing and product development facilities are located in Huizhou City, Guangdong Province, China. Our corporate offices are located at No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, China 516500.

THE SHARE EXCHANGE

On October 20, 2009, SRKP 22 entered into a share exchange agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI. Pursuant to the share exchange agreement, as amended by Amendment No. 1 dated November 25, 2009 and Amendment No. 2 dated January 15, 2010 (collectively, the “Exchange Agreement”), SRKP 22 agreed to issue an aggregate of 14,195,496 shares of its common stock in exchange for all of the issued and outstanding share capital of China Intelligent BVI (the “Share Exchange”). The Share Exchange closed on January 15, 2010.

Upon the closing of the Share Exchange, SRKP 22 issued an aggregate of 14,195,496 shares of its common stock to China Intelligent BVI’s sole shareholder and her designees in exchange for all of the issued and outstanding capital stock of China Intelligent BVI. Prior to the closing of the Share Exchange and the closing of the Private Placement, as described below, shareholders of SRKP 22 canceled an aggregate of 4,260,390 shares held by them such that there were 2,836,000 shares of common stock outstanding immediately prior to the Share Exchange. SRKP 22 shareholders also canceled an aggregate of 5,515,682 warrants such that the shareholders held an aggregate of 1,580,708 warrants immediately after the Share Exchange. Immediately after the closing of the Share Exchange and closing of the Private Placement, we had 19,787,388 outstanding shares of common stock, no outstanding shares of Preferred Stock, no outstanding options, and outstanding warrants to purchase 1,580,708 shares of common stock.

We paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement (described below), and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries and managing  the interrelationship of legal and accounting activities.  We also reimbursed Westpark Capital $80,000 for expenses related to its due diligence.

Pursuant to the terms of the Share Exchange, we agreed to register 2,836,000 shares of common stock held by SRKP 22 shareholders and 1,580,708 shares of common stock underlying the warrants held by SRKP 22 shareholders, all of which were outstanding immediately prior to the Share Exchange.  The shares will be included in a registration statement that we are required to file within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on January 15, 2010, SRKP 22 changed its corporate name from “SRKP 22, Inc.” to “China Intelligent Lighting and Electronics, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the Nasdaq Stock Market and/or NYSE Amex.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement and Amendment No. 1 to the Exchange Agreement was reported in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 20, 2009 and December 2, 2009, respectively, and the execution of Amendment No. 2 is reported under Item 1.01, above, of this Current Report on Form 8-K. Copies of the Exchange Agreement, Amendment No. 1, and Amendment No. 2 have been filed as Exhibit 2.1, Exhibit 2.1(a), and Exhibit 2.1(b), respectively, to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On January 15, 2010, concurrently with the close of the Share Exchange, we closed a private placement of shares of common stock (the “Private Placement”).  The purpose of the Private Placement was to increase our working capital and the net proceeds from the Private Placement will be used for working capital.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,755,892 shares of common stock at $1.27 per share, for gross proceeds of approximately $3.5 million.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent of the placement agent. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

This current report is not an offer of securities for sale. Any securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

CHINA INTELLIGENT’S BUSINESS

We provide a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally.  The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products.

Industry

The global lighting industry is largely influenced by the development of new lighting technologies, including LEDs, electronic ballasts, embedded controls, and design technologies addressing sustainability, in addition to federal and state requirements for updated energy codes.  Product selection among the varying lighting technologies is determined by a number of factors, including overall cost, and visual and physical product features, as well as regulatory and environmental factors. Moreover, demand for lighting products sold are highly dependent on economic drivers such as consumer spending and discretionary income, along with housing construction and home improvement spending.

LEDs, or “Light Emitting Diodes,” are semiconductor-based devices that generate light. An LED consists of one LED electrode semiconductor, positioned on a wire rack and sealed by epoxy resin to protect the internal core line.  LEDs produce light by passing electricity between thin layers of semiconductors.  Over the years, the luminous efficiency of the LED has significantly increased and the range of colors available has continued to broaden to the full spectrum.  Advancements in LED technology have enabled LEDs to become a viable alternative to traditional lighting solutions for applications in residential, industrial and commercial markets.

LED lights provide many benefits over traditional incandescent, halogen and fluorescent light sources, including lower energy consumption, longer life span, absence of hazardous materials, shock-resistance, fast response, and cold light source, in addition to a wide range of colors, dynamics, miniaturization, and greater design flexibility.  As a result, common general uses of LED lighting include battery-powered flashlights, security lights, indoor and outdoor road and stair lights, as well as building and sign lights, display screens, and landscape lighting.

Regulatory restrictions on inefficient uses of lighting are resulting in an increase in use of more energy efficient lighting solutions, including LEDs.  Many countries have enacted legislation requiring an increase in the use of energy-efficient lighting.  For example, as of September 2009, the European Union banned the importation of most incandescent bulbs, and the United States is moving to enact a similar ban that is scheduled to commence as early as 2012.  In addition, the adoption of industry-wide international standards for lighting products provide guidelines for efficiency and performance, allowing manufacturers that meet the guidelines to promote their energy-efficient products and consumers to better understand energy efficiency.

Legislation and energy efficiency standards have led to increased demand for LED lighting products, as governments, industry organizations, and commercial and residential consumers adopt lighting solutions that conform to efficiency standards and present a reduced threat to the environment.  As a result, we believe that the lighting industry will experience a general transition from its widespread use of incandescent lamps to energy-efficient light sources in the next several years, in addition to a shift to solid-state lighting technology as compared to the more traditional vacuum-based technologies.

With rising energy prices and increased awareness of climate change, consumer demand for energy-saving lighting has been growing.  Consumers interested in purchasing more efficient lighting products with lower energy consumption have increasingly turned to LED lighting as a viable alternative to incandescent bulbs.  Consumers have become more aware of the positive impact of the use of LED lighting.  For example, more than 425 million 60-watt incandescent light bulbs are sold each year in the United States, according to the U.S. Department of Energy as reported in 2008, and replacing the incandescent bulbs with LEDs could save enough electricity in one year to power as much as 17.4 million homes and save approximately 5.6 million metric tons of carbon emissions annually.

China Lighting Market

China’s market for lighting solutions has been growing, due in part to the country’s rapid economic growth and position as one of the world’s largest consumer markets.  Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.

Notwithstanding China’s economic growth, with a population of approximately 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels are expected to continue to become closer to those of developed countries like the United States.  We also believe that Shanghai’s successful bid for the 2010 World Expo will promote a new round of Shanghai urban development construction, which may provide business opportunities for the lighting industry.

Furthermore, the production of lighting products has moved to China in recent years and China’s market share of the manufacturing of lighting products is expected to increase.  China has a number of benefits in the manufacturing of lighting products that are expected to drive this growth, including:

•
Low costs.  Though there have been recent changes in labor laws, China continues to have a relatively low cost of raw materials, land and labor, which is especially important given the labor-intensive nature of the manufacture of our lighting products.

•	Proximity to supply chain. Manufacturing of consumer products in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

•	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors in the lighting industry:

Core technology

The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology. With rapid advancements in the performance, efficiency and cost of energy-efficient lighting such as LED-based solutions, traditional light sources such as incandescent lamps are beginning to be replaced by advanced technologies with lower operating costs over their useful lives. In addition, the energy efficient nature of LED technology makes it an environmentally friendly light source and the compact size of LEDs has created new possibilities in lighting fixture design.  As a result, we believe that the market for innovative and efficient lighting solutions is and will continue to grow.

Established brand awareness

Our lighting products, marketed under the brand-name “Hyundai,” have become a recognized brand name in China and internationally, which we expect will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date.  South Korean Hyundai is one of the world’s largest 500 companies and is involved in diverse areas of operations, including automobile, shipbuilding, digital electronics, and heavy industrial machinery, and Hyundai Corporation has licensed to us the right to use the trademark of “HYUNDAI” to manufacture, sell and market wiring accessories and lighting products within the PRC. We believe that the “Hyundai” name provides us with high brand name recognition and visibility.

Market position

Since our inception, we have focused on the research, development and manufacture of various types of lighting products, including increasingly efficient LEDs.  Our manufacturing operations, centrally located in Huizhou, Guangdong, utilize a modern manufacturing building with approximately 53,820 square feet and 16 advanced automated production lines with a monthly production capability of approximately 20 million units.   In addition to manufacturing facilities, we lease separate warehouse space.  We have developed significant expertise in the key technologies and large-scale manufacturing that enable us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving lighting industry.  We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, innovation, energy efficiency, and brand recognition.  Our specific Hyundai LED technology has a growing application base in the lighting industry and has allowed us to distinguish our products from those of our competitors.

Design and manufacturing capabilities

We design and manufacture high quality and reliable lighting products with significant performance features.   To deliver cost competitive solutions, we invest in technology advancements, capitalize on strategic relationships, and utilize our automated manufacturing process. We employ a senior design team that develops and tracks new technologies, concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences.  We utilize a 53,820 square-foot factory, which includes a large-scale production area, and more than 600 full-time employees, including approximately 500 employees in production.  Our modernized production lines include 16 pieces of automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications.  Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. We have also received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14000, and RoHS certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Well-established distribution channels

Our products are sold at more than 2,200 distribution outlets, including over 500 second- and third-level sales outlets located in smaller cities and rural areas, across 23 provinces and cities throughout China.  Internationally, our products are sold through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.  We have also built strong relationships with many large national and regional retailers, and we have well-established relationships with independent retailers.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, lighting technologies and our ability to capitalize on the opportunities resulting from these market changes.  Members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Diversified customer base and end markets

During the year ended December 31, 2008, our products were sold to more than 60 OEMs and 73 distributors across a wide variety of end markets.  We believe that the different purchasing patterns among our customers in the various end markets allow us to reduce the overall sensitivity of demand of our products due to changes in the economy.

Strategy

Our goal is to become a leader in the development, manufacture, and distribution of LED and other lighting products in China and internationally.  We intend to achieve this goal by implementing the following strategies:

Expand offering of highly efficient LED products

We seek to introduce new LED lighting products as we believe there exists significant opportunities to grow market share.  We currently offer over 1,000 products and we expect to expand our LED product offerings to include white light solutions for a wide range of applications.  We intend to continue to shift from traditional technologies to energy-efficient and solid-state lighting technologies, while expanding the applications and markets of LED products in an attempt to penetrate new markets such as general lighting, vehicle lighting, and LCD backlighting source products. By introducing new products and expanding sales of existing LED products, we believe that we can significantly improve operational efficiency by reducing our cost of materials, components and manufacturing.

Augment marketing and promotion efforts to increase brand awareness

During the past several years, we have carried out a brand development strategy based on product innovation, quality, and efficiency.  We have recently increased our marketing and promotion expenditures to further develop our brand, “Hyundai Lights,” and utilize marketing concepts in an attempt to strengthen the marketability of our products.  We have also participated and intend to continue to participate in various exhibitions and similar promotional events to promote our products and brand.

Expand sales network and distribution channels

We feel the Chinese markets are underserved and there exist vast opportunities to expand market presence, including possible openings of specialty stores.  We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China.  We expect our industry relationships will assist us in introducing and distributing new products into additional markets and will allow us to diversify our customer base and significantly increase the availability and exposure of our LED and other lighting products.

Build partnerships with new and existing clients

Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs.  We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers.  We also intend to enter into arrangements with established participants in various market segments to provide outsourced product design and engineering capabilities. We believe that this strategy will allow us to capitalize on the strengths of the segment participant’s brand equity and market presence to penetrate existing and emerging markets.

Expand global presence

Nearly one-third of our products are OEM sales that are exported to countries and areas outside of Mainland China, primarily to Southeast Asia and Middle East countries such as Hong Kong, the Philippines, the United Arab Emirates, Malaysia and Singapore.  We intend to further expand our international resources outside of China to better serve our global customers and business associates and to leverage opportunities in certain markets.

Products

We produce a wide variety of lighting and related products used in the following areas:

•
Commercial and Industrial — We produce lighting products for stores, hotels, offices, schools, hospitals, and government and public buildings, in addition to products for warehouses and manufacturing facilities.  These settings require high performance light solutions, and we believe the largest market segment for the development of high-power white LED lighting is general commercial and industrial lighting.  Our products in this area include metal halide lamps, grille spot lights, LED lights, down lights, recessed lights, grille light plates, frames, and LED wall lamps.  We also provide a range of LED lights designed to replace, or seamlessly integrate into, existing lighting systems and fixtures, which can reduce energy consumption by as much as 80% while providing lighting performance equal to traditional incandescent technology.

•
Outdoor – Influenced by the 2008 Beijing Olympic Games and the 2010 Shanghai World Expo, Beijing and Shanghai and other locations have increased the pace of landscape lighting usage. Because of its low energy consumption, LED lighting has an advantage as compared to other high energy consuming products in the landscape lighting industry.  Our products include area and flood lighting, decorative site lighting, landscape lighting, shed lights, and other spot lighting products.

•
Residential — We provide residential products that are designed to be functional, decorative, and scene-setting.  Products include our line of ceiling lights, kitchen and bathroom lights, bedside lamps, fluorescent lights, and other down lighting products.

•	Infrastructure — We address the lighting requirements of highways, tunnels, airports, railway yards, and ports with products that include street, area, high-mast, off-set roadway, and sign lighting.

•	Other Products — Other products that we produce include our super electric transformer, which provides anti-lightning surge protection adaptable to China’s power grid, and lighting control systems.

We currently offer more than 1,000 products that we manufacture and distribute, including appliance lights, ceiling lights, grille spot lights, grille light plates, down lights, recessed lighting, kitchen lighting, lamps, framed lighting, and metal halide lights.  Our notable products include the Hyundai LED, long life-span T4/T5 frame, ceiling light, metal halide light, and super electric transformer.

•
Hyundai LEDs – Hyundai LEDs are products that provide high efficiency, long life span, low energy loss, vibration-resistance, and quick response.  Hyundai LEDs include a semiconductor chip unit that is approximately 3 to 5 square millimeters, permitting it to be used in a variety of environments.  Hyundai LEDs, which have a life of up to 10,000 hours, consume substantially less energy than traditional incandescent lamps and are suitable for public area uses because they use low voltage.  Hyundai LEDs do not contain toxic material, as compared to, for example, incandescent lamps that contain mercury.

•
Long Life-Span T4/T5 Framed Fluorescent Lamps –  Our T4/T5 framed fluorescent lamps are straight double-fluorescent lamps with diameters of 13 mm and 16 mm.  These lamps are widely used at home and in public areas, and have higher efficiency rates and longer life spans than many other straight fluorescent lamps.

•
Ceiling Lights – Our ceiling lights consist of a lamp holder, lamp shade, light source, and a base concealed inside the ceiling.  Common light source options for ceiling lights are round energy-saving fluorescent lamps, 2D energy-saving fluorescent lamps, straight fluorescent lamps, and incandescent lamps.  Our ceiling light products come in a wide variety of shapes, sizes, and materials, in addition to a variety of shade types that include glass and plexi-glass.  Our ceiling lights have an extended life span, low-maintenance, low-power consumption, high brightness, over-heating protection, low-voltage circuitry, and are UV-, infrared-, and flicker-free.

•
Metal Halide Lights – Our metal halide lights are high-power lighting options with the benefits of a long lifespan and smaller amounts of mercury, approximately 1/10th that of incandescent lights.  We install microcomputer electronic ballasts in our metal halide lights that are designed to suppress sound, facilitate preheating to extend lamp lifespan, protect the main circuit’s functionality, and absorb and control unexpected high-voltage pulses from China’s power grids.  Our research and development has resulted in improvements in light structure, filling material, light technology, and electronic ballast aspects, and we currently focus our development efforts on halide lights on the ends of the power spectrums, specifically high output (1KW – 2KW) and low output (35W – 75W) products.

•
Super Electric Transformers – Our super electric transformer products provide anti-lightning surge protection adaptable to China’s power grid while providing a sufficient power output to maintain our lighting products and comply with local standards.

A majority of our products sold are household lighting products, which include energy-saving lights, ceiling lights, kitchen lights, projection lights, fixtures and other lighting products.  Net sales for each of our product categories as a percentage of net sales are set forth below:

	Nine Months Ended	Year Ended December 31,
	September 30, 2009	2008	2007	2006
Household lighting products	81.5%	79.4%	44.9%	79.6%
Lighting holders	2.4%	2.2%	3.8%	19.0%
Illuminant devices	1.0%	0.7%	0.4%	0%
Power distribution transformer	5.1%	6.3%	12.1%	1.4%
Ballast resistor	2.0%	2.0%	1.0%	0%
Lighting control boards	0%	0%	34.7%	0%
Other misc. lighting products or materials	8.0%	9.4%	3.1%	0%
Total	100%	100%	100%	100%

Supply of Raw Materials

We believe that our location in China provides us with comparative regional advantages in purchasing raw materials.  China’s LED manufacturing industry can be divided into four primary regions:

•	Pearl River Delta,
•	Yangtze River Delta,
•	South-Eastern region, and
•	Beijing / Dalian Northern area.

Each region has a relatively complete industrial supply and demand chain, with a higher level of industrialization in the Southern area and a stronger research and development focus in the Northern area due to its proximity to numerous universities and research institutions.  A higher concentration of LED-related businesses is located in the Pearl River Delta and Yangtze River Delta, including LED manufacturers and distributors, in addition to LED-related equipment and raw material suppliers.

Our production facilities are located in Huizhou, Guangdong, which is located in the Pearl River Delta, and adjacent to Shenzhen and Hong Kong, is one of the major electronic manufacturing bases in China.  As a result, we believe that we benefit from a well-developed network of LED-related businesses that facilitate our acquisition of raw materials and production and sale of LED products.

Nevertheless, pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

We generally have supply agreements that are no longer than one year.  Our primary suppliers of raw materials are located in Huizhou, Zhongshan and Shenzhen.  Our top three suppliers accounted for a total of approximately 23.5%, 51.4%, and 61.4% of our raw material purchases during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.  Our largest supplier accounted for approximately 11.0%, 26.5%, and 31.0% of our raw material purchases during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products.

Manufacturing

We utilize both internal and outsourced manufacturing processes and capabilities in order to fulfill our customers’ needs in the most cost-effective manner. We internally produce at our facilities household lighting products, power distribution transformers, ballast resistors and illuminant devices, while components such as ceiling lighting, street lighting and flat lighting products are purchased primarily from outside vendors.

We have selected suppliers based on their ability to consistently produce these products per our specifications. We believe that the integration of local suppliers’ factories and warehouses also provides us an opportunity to lower our component inventory while maintaining high service levels through frequent and rapid deliveries.  Because we have our own factory and capabilities to produce a large number of the important components needed for our products, as such, we believe that we have a solid foundation for our overall competition.

LED and other lighting products that we manufacture require coordinated use of machinery and raw materials at various stages of manufacturing.  Our manufacturing operations are conducted in Huizhou, Guangdong, where we utilize a modern manufacturing building with approximately 215,000 square feet and 16 advanced automated production lines with a monthly production capability of approximately 20 million units.  Six of the production lines are primarily dedicated to the production of specialized LED products.  Our production facilities include product and semi-product assembly, office, showroom, and warehouse functions.

We implement a computerized automated quality monitoring system that is designed to track and verify the quality of our raw materials, product components, products, and processes from the stages of supply, research and development, production, and sales.  Our production facilities utilize modern machinery such as molding injectors, mounting machinery, magnetic component separators, electronic ballast performance analysis systems, soldering modules, tin stoves, computerized aging (life span testers), intelligent AC power testers, oscilloscopes, and other assembly machinery.

We structure our design and manufacturing systems to rapidly design, produce, and deliver our products in an attempt to secure business from customers that require immediate design and delivery of lighting products.  We strive to deliver our general products in approximately two business days, engineer and deliver our standard products in approximately seven business days, and engineer and deliver customized products in approximately 10 to 15 business days.  We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by approximately 45 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurements, capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;
•	testing samples of raw materials from suppliers;
•	implementing sampling systems and sample files;
•	maintaining quality of equipment and instruments; and
•	articulating the responsibilities of quality control staff.

We have obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products. We first obtained ISO9001:2000 quality system accreditation in May 2006 and ISO14000 environmental management system accreditation in September 2006.  The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings.   ISO 14000 is an environmental management system in which the organization being accredited has to (i) minimize harmful effects on the environment caused by its activities, and (ii) achieve continual improvement of its environmental performance.

In September 2006, we obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS.  RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

Our lighting products are sold primarily throughout China and Hong Kong, but also internationally in other countries such as the United States, the United Arab Emirates, and Malaysia, using a combination of regional sales managers, independent sales representatives and distributors. Headquartered in Huizhou, we have a comprehensive sales network in China that includes six regional sales centers located in Southern China, North China, Eastern China, Southwest China, Northwest China and Northeast China. We have approximately 40 branches and 60 specialty stores across over 30 provinces, cities and autonomous regions.

We have established a standard of sales procedures covering before-sales consultation, preliminary design, final design, sample confirmation, production, product testing, sales, and after-sales services and technical support.  Through these procedures, our products are sold at more than 2,200 distribution outlets, including major home improvement retailers and home building material distributors, including over 500 second- and third-level sales outlets located in smaller cities and rural areas, across 23 provinces and cities throughout China, including Sichuan, Hunan, Jiangxi, Fujian, Zhejiang, Hubei, Liaoning, Inner Mongolia, Xinjiang, Hebei, Shandong, Jiangsu, and Jilin.  Moreover, we have also been engaged by numerous companies to fully design and install the lighting solutions for their retail chain store locations, providing full design service for the chain stores to display and sell our lighting products.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai brand and other products.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements for customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  Most of our revenues are derived from sales to OEMs followed by sales of Hyundai brand and other products.

The table below shows our revenue categorized by geographic locations, which is based on the geographic areas in which our customers are located.

	Nine Months Ended	Year Ended December 31,
	September 30, 2009	2008	2007	2006
China and Hong Kong	90.7%	82.5%	99.1%	100%
Other Asian countries	2.9	5.8	0	0
North America	1.3	2.2	0.5	0
Australia	0.1	1.3		0
Europe	1.6	5.5	0.3	0
Others	3.4	2.7	0.1	0

Total	100%	100%	100%	100%

A small number of customers account for a very significant percentage of our revenue.  The table below illustrates the number of customers that accounted for 5% or more of our sales for the periods presented.

	Nine Months Ended	Year Ended December 31,
	September 30, 2009	2008	2007	2006
Number of customers accounting for 5% or more	1	2	4	3
Percentage of largest customer	5.57%	16.77%	16.1%	8.82%
Total percentage of sales attributable to customers with 5% or more	5.57%	26.71%	50.13%	20.32%

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

We market our products to a variety of end users through a broad spectrum of marketing and promotional methods, such as direct customer contact, trade shows, print advertising, product brochures, and other literature, as well as the Internet and other electronic media.  In addition, we have received numerous honors and awards that include the titles of the best lighting company in Shanghai 2007 Exhibition, Hyundai Group’s best strategic partner in 2007, and one of the top 50 lighting companies in Guangzhou province.  We have also received various governmental awards with respect to our brand.

Research and Development

Our research and development is focused on enhancing our lighting technology by improving the performance of our current products and developing new products, in addition to developing related and alternative technologies.

We have made investments in capital and time to develop intellectual property and industry expertise in LED and other lighting technologies that we believe provide us with a competitive advantage in the markets where we compete. We intend to increase our research and development expenditures to advance, among other things, our LED technology and trial production for partial patented projects.  We expect to advance our LED lighting products to surpass the brightness of traditional lighting systems while being offered at reasonable prices, increasing energy efficiency, and providing a higher performance-to-cost ratio.  For example, we have invested significant amounts in the study and development of LED, electronic halide light, solar light, and nanometer luminous materials in an attempt to improve and expand upon our product portfolio.

We also take an innovative approach to creating new and exciting products that are designed to appeal to a certain demographic.  For example, in 2006, we developed three series of new lighting products that were designed to provide a healthy and environmentally-friendly lighting function for users.  These products were designed to appeal to those potential customers that were environmentally and health conscious.

We conduct substantially all of our research and development with an in-house staff.  We have approximately 40 engineers that work in our research and development department.   A majority of our research and development staff hold a bachelor degree or higher, in addition to a majority having more than five years of research and development experience.  We have also established a cooperative relationship with a number of academic institutions, including the Chinese Academy of Sciences and the Hong Kong Semiconductor Lighting Laboratory.

For the nine months ended September 30, 2009 and years ended December 31, 2008, 2007 and 2006, we expended approximately $627,000, $742,000, $322,000, and $71,000, respectively, in research and development.

In an attempt to avoid product obsolescence, we will continue to monitor technological changes, as well as users' demands for new technologies. Failure to keep pace with future technological changes in the lighting industry could adversely affect our revenues and operating results in the future.  Although we have attempted to determine the specific needs of the various segments of the lighting market in which we compete, there can be no assurance that the markets will, in fact, materialize or that our existing and future products designed for these markets will gain market acceptance.

Backlog

We have historically shipped the majority of our products within one month of the time that the order confirmation occurs.  Due to the short-cycle nature of our business, we do not sustain significant backlogs and had no backlog of unfilled orders as of September 30, 2009 and December 31, 2008 and 2007.

Warranties and Return Policy

We do not generally provide a warranty for the products sold to customers since the majority of our customers are wholesalers and distributors. However, if the products that we deliver do not meet the agreed upon quality specifications or require reworking, we are responsible for the work and the related expenses. If the customers decide to rework the products themselves, we will compensate our customers for the expenses incurred.

Product Liability and Insurance

We do not have product liability insurance.  Because of the nature of the lighting products sold by us, we may be periodically subject to product liability claims resulting from personal injuries, including the risk of our lighting products causing fire or burns. As a result, we may become involved in various lawsuits incidental to our business.  To date, we have not been subject to products liability litigation.  Product liability insurance is expensive, restrictive and difficult to obtain. Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

The lighting equipment industry is highly competitive, with the largest suppliers serving many of the same markets and competing for the same customers. Competition is based on numerous factors, including brand name recognition, price, product quality, product design, energy efficiency, customer relationships, and service capabilities. We face competition from many other lighting manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our domestic competitors include Leishi Lighting, Guangdong Opple Lighting, and Philips (China) Lighting, while our international competitors include Nichia Chemical and Lumileds Lighting.  We compete primarily on the basis of quality, price, brand recognition, product diversity, design, reliability, customization, and quality service and support to our customers.

Market and competition volatility is also affected by a number of general business and economic factors, such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments. Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.

Intellectual Property

We rely on a combination of patent, trade secret, and licensing rights to protect our intellectual property rights and to maintain and enhance our competitiveness in the lighting industry.  We intend to make strategic investments in intellectual property through engineering expenditures, partnerships, and licensing arrangements. These initiatives are designed to enhance our technology, improve existing products, rapidly introduce new products to fill identified needs, and address new applications and markets. We believe our ability to successfully develop and produce new products will allow us to open market opportunities and enhance our market position.

We are able to use our brand name, “Hyundai”, pursuant to licensing rights that we have obtained from Hyundai Corporation. We entered into a Trademark License Agreement dated July 31, 2005 with Hyundai Corporation pursuant to which Hyundai Corporation agreed to license the trademark of “HYUNDAI” on wiring accessories and lighting products that we manufacture.  The agreement had provisions that provided for expiration of our rights on July 31, 2015.

The July 31, 2005 Trademark License Agreement was superseded by a new trademark license agreement dated September 10, 2008 entered into by us and Hyundai Corporation.  Pursuant to the new Trademark Agreement, Hyundai Corporation granted us a license to use its trademark in connection with manufacturing, selling, and marketing wiring accessories and lighting products (the “Licensed Products”) within the People’s Republic of China. The Trademark Agreement contains two terms, with one term from August 1, 2008 to July 31, 2009 and the other term from August 1, 2009 to July 31, 2010. Any additional term or renewal of the Trademark Agreement is contingent upon further written agreement of the parties.

Pursuant to the Trademark Agreement, during each term, we are required to pay Hyundai Corporation minimum royalty, and we are also not permitted to sell or distribute any product similar to or in competition with the Licensed Products. The Trademark Agreement also sets forth minimum sales amounts for the Licensed Products for each term, in addition to providing for a percentage royalty rate such that, if our aggregate sales during a term exceeds the minimum sales amount, we will pay the royalty to Hyundai Corporation equal to the amount of aggregate sales in excess of the minimum sales amount, multiplied by the royalty rate. The Trademark Agreement also requires us to provide Hyundai Corporation with sales and marketing reports for the Licensed Products for certain periods and contains other customary general provisions, including provisions related to a prohibition of assignment or sub-licensing, confidentiality, indemnification, and the scope of our use of Hyundai Corporation’s trademark. Under the Trademark Agreement, Hyundai Corporation may terminate the Trademark Agreement for, among other reasons, failure to pay the royalties or failure to rectify any injury to the brand image of Hyundai Corporation’s trademark within 30 days of receipt of written notification of such injury.

We currently utilize five patents that were transferred to us from a third party, Tianfu Li, our founder and a former owner, officer, and director.  The patent transfer certificates related to the patents have been filed and registered with the Bureau of Intellectual Property in the PRC. Mr. Li did not receive any consideration for the transfer and assignment of the intellectual property rights to Hyundai HZ.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

Employees

As of September 30, 2009, we had approximately 645 full-time employees, including approximately 511 employees in production, approximately 35 employees in research and development and approximately 75 employees in sales and marketing. All of our employees are based inside China.  Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationships with our employees are generally good.

We also provide housing facilities for our employees. At present, approximately 80% of our employees live in company-provided housing facilities.  We have employees based in Huizhou, China, and, as may be required under applicable regulations, we expect to commence contributions to a housing assistance fund for these employees in 2011.  As a result, we expect to incur increased operation costs and expenses, which will have a negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business to design, develop, produce and sell lighting and electric products and accessories, with 30% of products sold overseas and 70% sold domestically.  Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.   China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Environmental regulations

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

In addition, we have complied with European Union Directives on Restrictions on certain Hazardous Substances on electrical and electronic equipment (“RoHS”).  We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

The manufacturing facilities in which we operate are subject to the PRC’s environmental laws and requirements. Our landlord, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations. If our landlord fails to comply with the provisions of the permit and environmental laws, our landlord could be subject to sanctions by regulators, including the suspension or termination of its Certificate, which would result in the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
—	Paris Convention for the Protection of Industrial Property (March 19, 1985);
—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is a signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents – patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one or more times the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $73,200.

Value added tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion or all of the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of the national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales in the PRC of our products manufactured through outsourcing.  As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Value Added Tax” in Item 2.02 for additional information.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Mandatory statutory reserve and dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year for its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We do not own any real property.  We lease our manufacturing facilities, which consist of our factory space and dormitories of approximately 5,000 square meters, pursuant to a written lease agreement entered between us and NIVS.  The lease agreement, which has a term that commenced on July 1, 2008 and ends on July 1, 2010, provides that we pay a monthly fee of RMB 25,000, or $3,700, to the lessor, Huizhou NIVS Audio & Video Technology Company Limited.

In addition, we leased factory space of approximately 1,200 square meters under a lease agreement dated March 30, 2007.  Pursuant to the lease agreement that we entered into with Zhongshan Guzhen Shunkand Store, the monthly rent was set at RMB 8,640, or $1,300, per month.  The term of the lease was from April 15, 2007 to April 14, 2009.  On April 8, 2009, we entered into an agreement to extend the lease term until April 2010 on the same terms.

Our principal corporate offices are located in the PRC at No. 29 & 31 Huanzhen West Road, Shuikou Town, Huizhou City, Guangdong, People’s Republic of China 516500.

Legal Proceedings

We are not involved in any material legal proceedings.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

We depend on a small number of customers for the vast majority of our sales. A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. For the nine months ended September 30, 2009, we had one customer that accounted for at least 5% of the revenues that we generated. During the years ended December 31, 2008 and 2007, we had two and four customers that generated revenues of at least 5% of our total revenues, with our largest customer accounting for 16.8% and 16.1% of our revenues for each respective period.  A total of approximately 26.7% and 50.1% of our revenues for the years ended December 31, 2008 and 2007, respectively, were attributable to customers that each individually accounted for at least 5% of our sales. We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future, and the loss or reduction in business from any of these customers could cause a significant decline in our sales and profitability.

A substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable to pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 56.7%, 33.9% and 15.5% of our total current assets as of September 30, 2009 and December 31, 2008 and 2007, respectively. As of September 30, 2009, 18.8% of our accounts receivable were owed to us by three customers, each of which represented over 5% of the total amount of our accounts receivable. As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from 15 days to as high as three months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period and adversely impact our working capital.

Pursuant to the terms of the Trademark License Agreement, our right to use the “Hyundai” trademark is limited to the PRC and expires in July 2010, and our inability to extend our right to use the trademark under the agreement may have an adverse effect on our results of operations.

We believe that the “Hyundai” name provides us with high brand name recognition and visibility and expect that the brand name "Hyundai" will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date.  We, through our subsidiary Hyundai Light, have a trademark license agreement with Hyundai Corporation, a company incorporated and existing under the laws of Korea, pursuant to which Hyundai Corporation granted us a license to use its trademark in connection with manufacturing, selling, and marketing wiring accessories and lighting products within the PRC. The trademark license agreement prohibits us from selling our Hyundai branded products outside of the PRC, and the agreement expires in July 2010, with renewal terms subject to further written agreement between the parties. We have no control over Hyundai Corporation's decision whether to continue to license its trademark to us and if such trademark license is discontinued, it is possible that we could lose the right to use the "Hyundai" name in connection with our business.  As a result, we would not be able to sell our products under the trademark “Hyundai,” even if we have inventory of such labeled products in our inventory.    Nonrenewal of the license agreement, or even a loss of our exclusivity, could result in a substantial decrease in revenue and cause significant harm to our business. In the future, irrespective of our license with Hyundai Corporation, we may be unable to continue to obtain needed services or licenses for needed intellectual property on commercially reasonable terms, or at all, which would harm our ability to continue production, our cost structure and the quality of our products.

Our lack of long-term purchase orders and commitments could lead to a rapid decline in our sales and profitability.

Our significant customers issue purchase orders solely in their own discretion, often only one to three weeks before the requested date of shipment. Our customers are generally able to cancel orders or delay the delivery of products on relatively short notice. In addition, our customers may decide not to purchase products from us for any reason. Accordingly, we cannot assure you that any of our current customers will continue to purchase our products in the future. As a result, our sales volume and profitability could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

In November 2008, we stopped borrowing funds from affiliated third parties to fund our business operations.  We may need additional capital to implement our current business strategy, and we will need to find new sources of financing, which may not be available to us.  Also, if we raise additional capital, it may dilute your ownership in us.

Prior to November 2008, our financing activities have been substantially dependent upon loans from affiliated parties, including Li Tianfu, our founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”), in addition to companies controlled by Mr. Li, such as NIVS IntelliMedia Technology Group, Inc. and its subsidiaries.  For the year ended December 31, 2008, we had net cash of approximately $7.4 million provided from these financing activities from the affiliated parties.  The loans were interest free, for the purpose of temporary funding of our business operations, and were borrowed and repaid frequently, normally within three to six months from the date of the loan transaction.  We ceased to enter into the loan transactions in November 2008 and do not expect to enter into similar transactions.  We have since utilized other financing sources, such as short term bank loans and the sale of common stock.

In order to grow revenues and sustain profitability, we will need new sources of financing and additional capital. In 2009, we have entered into short term loan transactions and sold equity to raise capital, and as of the date of this filing, we intend to conduct a public offering financing. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

If we lose our reduced VAT tax rate for which we received local approval for certain of our sales in the PRC for fiscal years 2008, 2009, and 2010, our liquidity and profitability could suffer a material adverse effect to the extent that we are unable to recoup such losses from our customers and a guarantor.

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC.  In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales in the PRC of our products manufactured through outsourcing.  As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010.

The tax authority of the PRC Government conducts periodic and ad hoc tax reviews on business enterprises operating in the PRC.  Notwithstanding the tax concession granted by the Huicheng Taxation Bureau, it is possible that this decision may not be endorsed by higher levels of government.  If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.  In addition, under accounting standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe a similar accounting by analogy should apply to VAT.  Based on approvals that we have received on the use of the simplified VAT rate, we believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority.  If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.

In January 2010, we entered into an Indemnification Agreement and Security Agreement with Li Xuemei, our Chief Executive Officer and Chairman of the Board, pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes.  In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement; and if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.  Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement.

Lighting products, particularly emerging LED products, are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Lighting products are subject to rapid technological changes which often cause product obsolescence. Companies within the lighting industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product's life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, we form alliances or business relationships with, and make strategic partnerships with, other companies to introduce new technologies. This is particularly important to the development and enhancement of our LED technology. In some cases, such relationships are crucial to our goal of introducing new products and services, but we may not be able to successfully collaborate or achieve expected synergies with our partners. We do not, however, control these partners, who may make decisions regarding their business undertakings with us that may be contrary to our interests. In addition, if these partners change their business strategies, we may fail to maintain these relationships.

We intend to make significant investments in new lighting products that may not be profitable.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products. We expect that our research and development budget will increase as we attempt to create new products and as we have access to additional working capital to fund these activities. However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing. We may not achieve significant revenue from new product and service investments for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

Our operating results are substantially dependent on the development and acceptance of new LED and other lighting products.

Our future success may depend on our ability to develop new and lower cost LED and lighting solutions for existing and new markets and for customers to accept those solutions. We must introduce new products in a timely and cost-effective manner, and we must secure production orders for those products from our customers. The development of new products is a highly complex process, particularly as it relates to LEDs, and we have experienced delays in completing the development and introduction of new products. The successful development and introduction of these products depends on a number of factors, including the following:

•	achievement of technology advancements required to make commercially viable devices;

•	the accuracy of our predictions for market requirements and evolving standards;

•	acceptance of our new product designs;

•	acceptance of new technology in certain markets;

•	the availability of qualified research and development personnel;

•	our timely completion of product designs and development;

•	our ability to expand sales and influence key customers to adopt our products;

•	our ability to develop repeatable processes to manufacture new products in sufficient quantities and at low enough costs for commercial sales;

•	our ability to effectively transfer products and technology developed in location or geographic region to our manufacturing facilities in another location or geographic region;

•	our customers’ ability to develop competitive products incorporating our products; and

•	acceptance of our customers’ products by the market.

If any of these or other factors becomes problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products in order to remain competitive.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

  •            New Lighting Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

  •            Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand, planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

  •            Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include delays in shipment of products, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our products could contain defects or they may be installed or operated incorrectly, which could result in claims against us or reduce sales of those products.

Despite quality control testing by us, errors have been found and may be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business.  Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly to defend.

If the landlord of our manufacturing facilities is unable to maintain its Guangdong Province Pollution Discharge Certificate, we may lose our ability to continue conducting our manufacturing operations.

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.   The manufacturing facilities in which we operate is subject to the PRC’s environmental laws and requirements. Our landlord, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations. If our landlord fails to comply with the provisions of the permit and environmental laws, our landlord could be subject to sanctions by regulators, including the suspension or termination of its Certificate, which would result in the suspension or termination of our manufacturing operations, which would have a material adverse effect on our results of operations.

Our LED revenues are highly dependent on our customers’ ability to produce and sell more integrated products using our LED products.

Because our customers generally integrate our LED products into the products that they market and sell, our LED revenues depend on getting our LED products designed into a larger number of our customers’ products and our customers’ ability to sell those products. We also have current and prospective customers that create lighting systems using our LED components. Sales of LED components for these applications are highly dependent upon our customers’ ability to develop high quality and highly efficient lighting products. The lighting industry has traditionally not had this level of technical expertise for LED related designs, which may limit the success of our customers’ products. Even if our customers are able to develop efficient systems, there can be no assurance that our customers will be successful in the marketplace.

The lighting industry is subject to significant fluctuations in the availability of raw materials and components. If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases. If we fail to procure adequate supplies of raw materials and components in anticipation of our customers' orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply. High-growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand. If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Variations in our production yields and limitations in the amount of process improvements we can implement could impact our ability to reduce costs and could cause our margins to decline and our operating results could suffer.

A significant portion of our products are manufactured using technologies that are highly complex, and the number of usable items, or yield, from our production processes may fluctuate as a result of many factors, including but not limited to the following:

•	variability in our process repeatability and control;

•	contamination of the manufacturing environment;

•	equipment failure, power outages or variations in the manufacturing process;

•	lack of consistency and adequate quality and quantity of piece parts and other raw materials;

•	losses from broken components or parts, inventory shrinkage or human errors;

•	defects in packaging; and

•	any transitions or changes in our production process, planned or unplanned.

Any difficulties that we experience in achieving acceptable yields on new products may adversely affect our operating results, and we cannot predict when they may occur or their severity. In some instances, we may offer products for future delivery at prices based on planned yield improvements or increased cost efficiencies from other production advances. Failure to achieve these planned improvements or advances could significantly affect our margins and operating results.

We believe that mandatory and voluntary certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. Where appropriate in certain jurisdictions, we seek to obtain national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain any such certifications for our existing products, especially since existing codes and standards were not created with our lighting products in mind. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our revenue might be materially harmed if such an amendment or implementation were to occur.

We depend on distributors and independent sales representatives for a substantial portion of our revenue and sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our revenue to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through independent distributors and agents. In addition, these parties provide technical sales support to end-users. Our current distribution agreements are either exclusive or not exclusive with respect to geographic location, depending on the market size.  Furthermore, our agreements are generally short-term, such as one year, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and agents significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our revenue and profits.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer. Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We rely on a limited number of suppliers for our raw materials, and unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products and service our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our top three suppliers of accounted for a total of approximately 23.5%, 51.4%, and 61.4% of our raw material purchases during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.  We generally have supply agreements that are no longer than one year.  Our primary suppliers of raw materials are located in Huizhou, Zhongshan and Shenzhen.   Our largest supplier accounted for approximately 11.0%, 26.5%, and 31.0% of our raw material purchases during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal manufacturers, suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be cancelled, lost or delivered late, goods to be returned or receipt of goods to be refused. As a result, our revenues and operating results could be materially and adversely affected.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees.  Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges.  The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

We are subject to market risk through our sales to international markets.

A relative small but growing percentage of our sales are being derived from international markets. These international sales are primarily focused in Middle East and South East Asia. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. Sales through distributors represent approximately 85% of total revenue. Since the product transfers title to the distributor at the time of shipment by us, the products are not considered inventory on consignment. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Our business may be adversely affected by the global economic and construction industry downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected.

Additionally, in many areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. Sales of our lighting products depend significantly upon the level of new building construction and renovation, which are affected by housing market trends, interest rates and weather. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. Thus, any economic downturns generally or in our markets specifically, particularly those affecting new building construction and renovation or that cause end-users to reduce or delay their purchases of lighting products, signs or displays, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Additionally, the inability of our customers and suppliers to access capital efficiently, or at all, may have other adverse effects on our financial condition. For example, financial difficulties experienced by our customers or suppliers could result in product delays; increase accounts receivable defaults; and increase our inventory exposure. The impact of tightening credit conditions may impair our customers’ ability to effectively access capital markets, resulting in a decline in construction, renovation, and relight projects. The inability of our customers to borrow money to fund construction and renovation projects reduces the demand for our products and services and may adversely affect our results from operations and cash flow. These risks may increase if our customers and suppliers do not adequately manage their business or do not properly disclose their financial condition to us.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The lighting industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the emerging LED and traditional lighting market and compete primarily on the basis of:

•	brand recognition;

•	efficiency;

•	quality;

•	price;

•	design; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors have regularly lowered prices for more developed products, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our suppliers or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs have increased as a result of changes in Chinese labor laws.

We experienced an increase in our cost of labor due to recent changes in Chinese labor laws that became effective January 1, 2008, and this and other Chinese labor laws may continue increase our labor costs further, in addition to imposing restrictions on our relationship with employees. There can be no assurance that the labor laws will not change further or that their interpretation and implementation will not vary, which may have a negative effect on our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights, including patents that we use in our business and our brand name. We have a license to sell our products under the brand name of “HYUNDAI,” which is materially important to our business. Under our license agreement with Hyundai Corporation, which expires in July 2010, we have a non-assignable, non-transferrable and non-sub-licensable license to use the trademark of “HYUNDAI” to manufacture, sell and market the wiring accessories and lighting products within the PRC for a term from August 1, 2008 to July 31, 2010.  However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. In addition, in the event third party licensees fail to protect the integrity of our trademarks, the value of these trademarks could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our tradenames and trademarks to third parties as well as our ability to sell our products. Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in certain jurisdictions. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

We are a party to a cross-guarantee loan arrangement pursuant to which we may lose a deposit with banks if the other parties to the guarantee default on their loans, which would reduce our available working capital.

In April 2009, we obtained a one-year term loan of approximately $1.0 million from Pudong Development Bank.  In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans.  According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty.  Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default.  Our deposit was $352,000 as of September 30, 2009.  The default of the third parties on their loans is out of our control, but we could lose all or a party of our deposit with the bank, which would reduce our working capital and could have a material adverse effect on our financial status.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and a substantial portion of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact on the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the lighting industry and lighting product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws, against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Hyundai Light, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to produce and market to design, develop, produce and sell lighting and electric products and accessories, with 30% of products sold overseas and 70% sold domestically in China.   Any amendment to the scope of our business, including expansion of our international business beyond 30%, requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that Hyundai Light will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in China.  We cannot assure you that at all times we will be in compliance with the environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws and regulations.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  We have made and will continue to make capital and other expenditures to comply with environmental requirements.

Furthermore, our failure to comply with applicable environmental laws and regulations worldwide could harm our business and results of operations. The manufacturing, assembling and testing of our products require the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations. Our failure to comply with any of these applicable laws or regulations could result in:

•	regulatory penalties, fines and legal liabilities;

•	suspension of production;

•	alteration of our fabrication, assembly and test processes; and

•	curtailment of our operations or sales.

In addition, our failure to manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to increased costs or future liabilities. Existing and future environmental laws and regulations could also require us to acquire pollution abatement or remediation equipment, modify our product designs or incur other expenses associated with such laws and regulations. Many new materials that we are evaluating for use in our operations may be subject to regulation under existing or future environmental laws and regulations that may restrict our use of one or more of such materials in our manufacturing, assembly and test processes or products. Any of these restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our manufacturing processes.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

We could be liable for damages for defects in our products pursuant to the Tort Liability Law of the PRC.

The Tort Liability Law of the People’s Republic of China, which was passed during the 12th Session of the Standing Committee of the 11th National People’s Congress on December 26, 2009, states that manufacturers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, manufacturers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our proposed public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in China Intelligent. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Hyundai Light’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Hyundai Light’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do have any land use rights and each of our manufacturing facilities rely on land use rights of a landlord, and the loss of such rights would require us to identify and relocate our manufacturing and other facilities, which could have a material adverse effect on our financial conditions and results of operations.

We face risks related to natural disasters, terrorist attacks or other events in China that may affect usage of public transportation, which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems. In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  Any future natural disasters, terrorist attacks or other events in China could cause a reduction in usage of or other severe disruptions to, public transportation systems and could have a material adverse effect on our business and results of operations.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 15, 2009 that addresses the transfer of shares by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, will may have a significant impact on many companies that use offshore holding companies to invest in China.  Circulate 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.  As a result, we may become at risk of being taxed under Circulate 698 and we may required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circulate 698, which could have a material adverse effect on our financial condition and results of operations.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for our operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Prior to the enactment of new tax laws in the PRC in 2008, we had enjoyed certain preferential tax concessions and the loss of these preferential tax concessions will cause our tax liabilities to increase and will affect our profitability.

Under the tax laws of the PRC, we have had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004.  We have been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on a normal tax rate of 24% for the following three consecutive years.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  The expiration of the preferential tax treatment will increase our tax liabilities and will affect our profitability.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, , such as the spread of H1N1 (“Swine”) Flu, in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon our ability to continue to manufacture products.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A further downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy.  While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular.  If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems.  Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex and/or The NASDAQ Stock Market in the future.  There is no guarantee that either exchange, or any other exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NYSE Amex and The NASDAQ Stock Market, we may seek quotation on the OTC Bulletin Board.  The FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NYSE Amex and The NASDAQ Stock Market.  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NYSE Amex and The NASDAQ Stock Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that was conducted concurrently with the Share Exchange.  The registration statement must be filed within 30 days of the closing of the Private Placement.  Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with all of our pre-Share Exchange shareholders, entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $10 million or more, then the investors would not be able sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  The placement agent, in its sole discretion, may allow early releases under the referenced lock-up provided however that (i) no early release shall be made with respect to pre-Share Exchange shareholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

We also intend to register with the Private Placement shares, shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to any applicable lock-up agreement.

Additionally, following the Share Exchange, the former stockholder of Hyundai Light, and its designees, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 197,874 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former principal shareholder of China Intelligent and her designees have significant influence over us.

Li Xuemei, our former shareholder of China Intelligent, and her designees beneficially own or control approximately 71.7% of our outstanding shares as of the close of the Share Exchange and have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  The Shareholder and her designees may also have the power to prevent or cause a change in control.  In addition, without the consent of the Shareholder and her designees, we could be prevented from entering into transactions that could be beneficial to us.  The interests of the Shareholder and her designees may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.  Accordingly, we believe that the annual assessment of our internal controls requirement and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

We entered into the Exchange Agreement with China Intelligent and the sole shareholder of China Intelligent pursuant to which we agreed to acquire 100% of the issued and outstanding securities of China Intelligent in exchange for shares of our common stock.  On January 15, 2010, the Share Exchange closed, China Intelligent became our 100%-owned subsidiary, and our sole business operations became that of China Intelligent and its subsidiaries.  We also have a new Board of Directors and management consisting of persons from China Intelligent and changed our corporate name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and an enhanced corporate image from being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”), once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Collectability of accounts receivables due to us by our customers;

•	Our ability to develop and market new products;

•	Our ability to extend the term of our Trademark License Agreement to use the “Hyundai” trademark;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to use of a reduced, simplified VAT rate;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides our unaudited financial statements as of and for the nine months ended September 30, 2009 and audited financial statements as of and for the years ended December 31, 2008, 2007 and 2006.

Item 2.02 Results of Operations and Financial Condition.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for each of the years in the three-year period ended December 31, 2008, the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005, and the nine months ended September 30, 2009 and 2008 and the consolidated balance sheet data as of year-end for each of the years in the three-year period ended December 31, 2008 and as of December 31, 2005 and September 30, 2008 and 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the for the period from July 6, 2005 (date of inception of our operating company) to December 31, 2005 and for the nine months ended September 30, 2009 and 2008 and as of December 31, 2005 and September 30, 2009.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements in Item 9.01 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(in thousand US dollars)	Nine Months ended September 30,		Years ended December 31,			Period from July 6, 2005 (date of inception) to December 31,
	2009	2008	2008	2007	2006	2005
Revenue	$40,609	$34,646	$42,944	$16,552	$2,517	$33
Gross profit	$9,101	$8,169	$9,990	$4,105	$699	$1
Income from operations	$5,705	$5,350	$6,045	$2,238	$271	$(11)
Net income	$4,969	$5,279	$5,768	$2,209	$243	$(11)

(in thousand US dollars)	As of September 30,		As of December 31,			As of December 31,
	2009	2008	2008	2007	2006	2005
Cash and cash equivalents	$407	$984	$264	$1,502	$117	$94
Total assets	$23,103	$19,988	$13,906	$5,489	$1,787	$336
Long-term debt	$-	$-	$-	$-	$-	$-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of China Intelligent Electronic Holding Limited (“China Intelligent BVI”), which operates through its subsidiaries, including its 100%-owned subsidiary Hyundai Light & Electric (Huizhou) Co., Ltd., (“Hyundai Light”) (collectively referred to throughout as the “Company,” “we,” “our,” and “us”).

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s financial statements and the related notes, and the other financial information included in this report. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see the above section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Through Hyundai Light, we engage in the design, manufacture, sales and marketing of high-quality Light Emitting Diode (“LED”) lighting products and other products for the household, commercial and outdoor lighting industries. The primary industry in which we conduct business is the LED lighting industry, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products, sold throughout China and in select international markets.  Our branded products, marketed under the brand-name Hyundai, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years, assuming we reach an agreement with the licensor to extend the license agreement past the July 2010 expiration date.

The lighting industry is affected by a number of general business and economic factors such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments.

We sell our products through a network of distributors and resellers allowing us to penetrate customer markets.  Our products are sold domestically in China and, to a lesser extent, internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.

A small number of customers account for a significant percentage of our revenue. For the nine months ended September 30, 2009, our largest customer accounted for 5.6% of the revenues. During the year ended December 31, 2008, we had two customers that generated revenues of at least 5% of our revenues, with our largest customer accounting for 16.8% of our revenue, and the two customers accounting for a total of approximately 26.7% of our revenue for the year. For the year ended December 31, 2007, we had four customers that accounted for at least 5% of revenue, for an aggregate of approximately 50.1% of our revenue.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai branded products and other products.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM's own manufacturing operation. OEM sales accounted for approximately 68%, 51%, and 23% of our revenues for the nine months ended September 30, 2009 and for the years ended December 31, 2008 and 2007, respectively, and sales of products with our Hyundai brand products and other products accounted for 32%, 49%, and 77% of our revenues for the same periods, respectively.

Our primary suppliers of raw materials are located in Huizhou, Shenzhen and Zhongshan.  Our top three suppliers accounted for a total of approximately 23.5%, 51.4%, 61.4%, and 29.4% of our raw material purchases during the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007, and 2006.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods. Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. Moreover, we may purchase quantities of supplies and materials from time to time that are greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

In addition, we have a limited number of long-term contracts with our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.  We believe the manufacturing facility that we use in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Recent Events

On October 20, 2009, SRKP 22, Inc., a Delaware corporation (“SRKP 22”), entered into a share exchange agreement, as amended on November 25, 2009 (the “Exchange Agreement”), with China Intelligent BVI and its sole shareholder, pursuant to which the sole shareholder would transfer all of the issued and outstanding securities of China Intelligent BVI to SRKP 22 in exchange for 14,195,496 shares of SRKP 22’s common stock.

On January 15, 2010, the Share Exchange closed and we became a wholly-owned subsidiary of SRKP 22, which immediately changed its name to “China Intelligent Lighting and Electronics, Inc.” A total of 14,195,496 shares were issued to the former sole shareholder of China Intelligent BVI and her designees.  We paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement (described below), and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital.  In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange and we reimbursed Westpark Capital $80,000 for expenses related to due diligence.

On January 15, 2010, concurrently with the close of the Share Exchange, we conducted a closing of a private placement transaction (the “Private Placement”), pursuant to which we sold an aggregate of 2,755,892 shares of Common stock at $1.27 per share. As a result, we received gross proceeds in the amount of approximately $3.5 million.  The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. We estimate the valuation allowance for anticipated uncollectible receivable balances based on historical experience and current economic climate. We have determined our bad debt percentage to be 0.5% of total outstanding accounts receivable.  When facts subsequently become available to indicate that the amount provided as the allowance to the date has been inadequate, an adjustment to the estimate will be made at that time. Allowance for doubtful accounts were $136,746 and $111,930 as of September 30, 2009 and 2008, respectively, and $136,974, $104,889 and $25,758 as of December 31, 2008, 2007 and 2006, respectively.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to our location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. We write down the inventories to market value if it is below cost. We also regularly evaluate the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Inventory levels are based on projections of future demand and market conditions.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  There is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.

Revenue Recognition

We generate revenue from the sales of lighting and electronic equipments. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns have been insignificant in all periods.

Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30 to 45 days of order, we do not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. We do not allow any discounts, credits, rebates or similar privileges.

We do not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. We specify the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If we cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, we are responsible for the rework and the related expenses. If the customers decided to rework the products themselves, we will compensate its customers for the expenses incurred. We did not incur any costs related to breach of contract or product quality issues for sales during the nine months ended September 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006.

Value Added Tax

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC.  In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of the national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales in the PRC of our products manufactured through outsourcing.  As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.

In addition, under the accountings standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe this accounting interpretation applies by analogy to VAT.  Based on approvals that we have received on the use of the simplified VAT rate, we believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority.  If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.

In January 2010, we entered into an Indemnification Agreement and Security Agreement with Li Xuemei, our Chief Executive Officer and Chairman of the Board, pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes.  In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement; and if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.  Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2008, 2007 and 2006, and the nine months ended September 30, 2009 and 2008 (unaudited) in dollars and as a percentage of revenue:

	(Dollar Amounts in Thousands)
	Nine Months Ended September 30,				Year Ended December 31,
	2009		2008		2008		2007		2006
Revenues	$40,609		$34,646		$42,944		$16,552		$2,517
Cost of goods sold	(31,508)	77.6%	(26,477)	76.4%	(32,954)	76.7%	(12,447)	75.2%	(1,818)	72.2%
Gross profit	9,101	22.4%	8,169	23.6%	9,990	23.3%	4,105	24.8%	699	27.8%
Selling expenses	(1,956)	4.8%	(1,572)	4.5%	(2,072)	4.8%	(1,047)	6.3%	(183)	7.3%
Research and development	(627)	1.5%	(557)	1.6%	(742)	1.7%	(322)	1.9%	(71)	2.8%
Other general and administrative	(813)	2.0%	(690)	2.0%	(1,131)	2.6%	(498)	3.0%	(174)	6.9%
Income from operations	5,705	14.0%	5,350	15.4%	6,045	14.1%	2,238	13.5%	271	10.8%
Other expenses	(22)		(71)		(277)		(29)		(28)
Income before income taxes	5,683	14.0%	5,279	15.2%	5,768	13.4%	2,209	13.3%	243	9.7%
Provision for income taxes	(714)	1.8%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Net income	$4,969	12.2%	$5,279	15.2%	$5,768	13.4%	$2,209	13.3%	$243	9.7%

The following table sets forth information of revenues for the nine months ended September 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006.

	(In Thousand Dollars)
	Nine Months Ended September 30,				Year Ended December 31,
	2009		2008		2008		2007		2006
Household Lighting Products	$33,067	81.4%	$28,276	81.6%	$34,104	79.4%	$7,420	44.8%	$2,028	80.6%
Lighting Holders	979	2.4%	606	1.7%	942	2.2%	634	3.8%	456	18.1%
Illuminant Devices	396	1.0%	272	0.8%	280	0.7%	66	0.4%	-	0.0%
Power Distribution Transformers	2,079	5.1%	1,916	5.5%	2,694	6.3%	2,005	12.1%	33	1.3%
Ballast Devices	832	2.0%	662	1.9%	876	2.0%	165	1.0%	-	0.0%
Other Products	3,256	8.0%	2,914	8.4%	4,048	9.4%	6,262	37.8%	-	0.0%
Total Revenues	$40,609	100%	$34,646	100%	$42,944	100%	$16,552	100%	$2,517	100%

Nine months ended September 30, 2009 and 2008

Revenues were $40.6 million for the nine months ended September 30, 2009, an increase of $6.0 million, or 17.2%, compared to $34.6 million for the same period in 2008. The increase in revenue was attributed mainly to the increase in sales of household lighting products resulted from the expanding of our market and sales volume.

Costs of sales were $31.5 million for the nine months ended September 30, 2009, an increase of $5.0 million, or 19%, compared to $26.5 million for the same period in 2008. The increase of costs of sales was primarily a result of an increase in sales. As a percentage of net revenue, cost of sales for the nine months ended September 30, 2009 and 2008 was 77.6% and 76.6%, respectively.

Gross profit for the nine months ended September 30, 2009 was $9.1 million, or 22.4% of revenues, compared to $8.2 million, or 23.4% of revenues, for the comparable period in 2008. Management considers gross profit to be a key performance indicator in managing our business. The normal gross profit rate in our industrial is between 20 to 25 percent, which will be influenced by various factors, such as cost of sales, product mix, size of the manufacturer and product demand. The decrease in our gross profit margin for the nine months ended September 30, 2009 is primarily due to the negative impact of the recent global financial downturn, a decrease in the export price of our products and the increase in our cost of goods sold. We expect that our gross profit margin will be at approximately 22 and 23 percent level, though there can be no guarantees.

Selling expenses, which mainly include wages and commissions, advertising, promotion and exhibition expenses, freighting expenses and related travel expenses, were $2.0 million for the nine months ended September 30, 2009, an increase of $0.4 million, or 25%, compared to $1.6 million for the same period in 2008. The increase was primarily due to an increase in wages and commissions, which primarily resulted from an increase in sales. We expect that our selling expenses will be at approximately five percent of our sales.

Research and development expenses were approximately $0.63 million for the nine months ended September 30, 2009, an increase of approximately $0.07 million, or 12.5%, compared to $0.56 million for the same period in 2008. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect to continue to increase our research and development efforts to enable us to manufacture wider lines of products.

General and administrative expenses, which include wages, office expenses, lease and rental expenses, depreciation expenses and professional fees, were $0.81 million for the nine months ended September 30, 2009, an increase of $0.12 million, or 17.4%, compared to $0.69 million for the same period in 2008. The increase was primarily a result of our increase in sales and increase in professional fees. We expect our general and administrative expenses to increase as a result of professional fees incurred resulting from of being a publicly reporting company in the United States.

Interest expenses were approximately $0.03 million and nil for the nine months ended September 30, 2009 and 2008, respectively. The increase was due to the interest payments related to a $1.17 million short term loan acquired in April 2009.

Provision for income tax for the nine months ended September 30, 2009 was approximately $0.7 million, as compared to nil for the nine months ended September 30, 2008. The increase was primarily due to the expiration of our preferential tax treatment resulting from recent effectiveness of PRC tax laws. Our income tax rate will be 12.5% for the years ended December 31, 2009, 2010 and 2011 and 25% for the years beginning after December 31, 2011. The expired preferential tax treatment will have a negative impact on our net income after income taxes.

Net income was $5.0 million for the nine months ended September 30, 2009, a decrease of $0.3 million, or 5.7%, compared to $5.3 million for the same period in 2008.

Years ended December 31, 2008 and 2007

Revenues were $42.9 million for the year ended December 31, 2008, an increase of $26.3 million, or 158%, compared to $16.6 million for the same period in 2007. The increase in revenue was attributed mainly to the increase in sales of household lighting products resulted from the expanding of our market and sales volume.

Costs of sales were $33.0 million for the year ended December 31, 2008, an increase of $20.6 million, or 166%, compared to $12.4 million for the same period in 2007. The increase of costs of sales was primarily a result of increase in sales. As a percentage of net revenue, cost of sales for the years ended December 31, 2008 and 2007 were 76.7% and 75.2%, respectively.

Gross profit for the year ended December 31, 2008 was $10.0 million, or 23.3% of revenues, compared to $4.1 million, or 24.8% of revenues, for the comparable period in 2007. The decrease in our gross profit margin for the year ended December 31, 2008 is primarily due to the increase of cost of household lighting products, which caused gross profit margin rate of our household lighting products decreased to 23.6% in 2008 from 26.6% in 2007.

Selling expenses were $2.1 million for the year ended December 31, 2008, an increase of $1.1 million, or 110%, compared to $1.0 million for the same period in 2007. The increase primarily resulted from our expanding sales efforts and was in line with the increase of our sales.

Research and development expenses were approximately $0.74 million for the year ended December 31, 2008, an increase of approximately $0.42 million, or 131%, compared to $0.32 million for the same period in 2007.

General and administrative expenses were $1.1 million for the year ended December 31, 2008, an increase of $ 0.61 million, or 122%, compared to $0.50 million for the same period in 2007. The increase was primarily a result of an increase in our sales and an increase in professional fees.

Interest expenses were approximately $0.29 million and $0.03 million for the year ended December 31, 2008 and 2007, respectively. The increase was due to the interest payment to a short term loan which was acquired and repaid in fourth quarter 2008.

There is no provision for income tax for the year ended December 31, 2008 and 2007 due to the preferential tax treatment granted by the local government. However, this preferential tax treatment expired by December 31, 2008 due to recent effectiveness of PRC tax laws. Our new income tax rate is 12.5% for the years ended December 31, 2009, 2010 and 2011 and 25% for the years beginning after December 31, 2011.

Net income was $5.8 million for the year ended December 31, 2008, an increase of $3.6 million, or 164%, compared to $2.2 million for the same period in 2007.

Years ended December 31, 2007 and 2006

Revenues were $16.6 million for the year ended December 31, 2007, an increase of $14.1 million, or 564%, compared to $2.5 million for the same period in 2006. The increase in revenue was attributed mainly to the increase in sales of household lighting products, power distribution transformer products and other products, which primarily resulted from the expanding of our market and an increase in sales volume.

Costs of sales were $12.4 million for the year ended December 31, 2007, an increase of $10.6 million, or 589%, compared to $1.8 million for the same period in 2006. The increase of costs of sales was primarily a result of increase in sales. As a percentage of net revenue, cost of sales for the year ended December 31, 2007 and 2006 was 75.2% and 72.2%, respectively.

Gross profit for the year ended December 31, 2007 was $4.1 million, or 24.8% of revenues, compared to $0.7 million, or 27.8% of revenues, for the comparable period in 2006. The decrease in our gross profit margin for the year ended December 31, 2007 was due to the increase of cost of household lighting products, which caused gross profit margin rate of our household lighting products to decrease to 26.6% in 2007 from 28.6% in 2006. The decrease in gross profit margin was also attributable to the introduction of new products in 2007, which had a lower average gross profit margin rate than the average gross profit rate in 2006.

Selling expenses were approximately $1.0 million for the year ended December 31, 2007, an increase of approximately $864,000, or 472%, compared to approximately $183,000 for the same period in 2006. The increase resulted primarily from our expanding sales efforts and was in line with the increase in our sales.

Research and development expenses were approximately $322,000 for the year ended December 31, 2007, an increase of approximately $251,000, or 354%, compared to approximately $71,000 for the same period in 2006.

General and administrative expenses were approximately $498,000 for the year ended December 31, 2007, an increase of approximately $324,000, or 186%, compared to approximately $174,000 for the same period in 2006. The increase was primarily due to the increase in wages, office expenses and bad debt expense, which resulted from our expanded sales.

There is no provision for income tax for the year ended December 31, 2007 and 2006 due to the preferential tax treatment granted by the local government.

Net income was approximately $2.2 million for the year ended December 31, 2007, an increase of approximately $2.0 million, or 809%, compared to $0.2 million for the same period in 2006.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $407,000 as of September 30, 2009, as compared to approximately $264,000 as of December 31, 2008. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

In the past, our financing activities were substantially dependent upon loans from affiliated parties, including Mr. Tianfu Li, our founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”), and other companies controlled by Mr. Li, such as NIVS IntelliMedia Technology Group, Inc. (“NIVS”) and its subsidiaries. During 2008, NIVS provided a loan of $5.7 million to one of our suppliers for our purchases. In addition, NIVS provided approximately $1.8 million in short term loans to us as a working capital. On November 28, 2008, we, NIVS and certain companies related to Mr. Li (collectively, the “Related Companies”) entered into a Debt Repayment and Set-Off Agreement (the “Set-off Agreement”) with Mr. Li. According to this agreement, all parties agreed to have all the related party loans repaid in full and set off against all debts that were owed to Mr. Li. We repaid and settled in full the amount due to NIVS in accordance with the Set-off Agreement. We ceased to enter into such related party loan transactions after November 2008 and had no similar loan proceeds during the nine months ended September 30, 2009.

In April 2009, we obtained a one-year term loan of approximately $1.17 million from Pudong Development Bank bearing interest at approximately equal to the prevailing prime rate (approximately 5.31%). Pursuant to the loan contract, the monthly payment is RMB 200,000, or approximately $29,000, plus monthly interest and the balance will be repaid in April 2010. As of September 30, 2009, the loan balance due to Pudong Development Bank is approximately $1.0 million. In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans. According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty. Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default. We deposited RMB 2,400,000, or approximately $352,000, in the bank and accounted it as restricted cash as of September 30, 2009. Our cross guarantee under the loan is limited to the restricted cash held at the bank.

On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,755,892 shares of Common Stock at $1.27 per share. The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance. We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

In connection with the Share Exchange that closed concurrently with the Private Placement, we paid a total of $600,000 to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital. In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange and we reimbursed Westpark Capital $80,000 for expenses related to due diligence.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $11.1 million, $10.0 million, $3.5 million and $0.7 million as of September 30, 2009 and 2008 and as of December 31, 2008 and 2007, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 15 to 90 days. Additionally, our production lead time is approximately one to two weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

As of September 30, 2009, inventories amounted to $4.7 million, compared to inventories equal to $4.5 million as of December 31, 2008 and $1.8 million as of December 31, 2007. The increase in our inventory levels has primary been due to expanded manufacturing capabilities and increased sales.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were approximately $119,000, $56,000 and $12,000 for the years ended December 31, 2008, 2007 and 2006, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $0.4 million for the nine months ended September 30, 2009, compared to net cash used in operating activities of $5.0 million for the nine months ended September 30, 2008. The $4.6 million difference was primarily attributable to the amount increased in accounts receivable and advances to suppliers for the nine months ended September 30, 2009 being less than the amount increased in the same period in 2008. Net cash provided by operating activities was $1.0 million and $1.5 million for the year ended December 31, 2008 and 2007, respectively. The decrease in cash provided by operating activities was primarily due to increase in accounts receivable and increase in inventories.

Net cash used in investing activities amounted to approximately $0.1 million and $3.0 million for the nine months ended September 30, 2009 and 2008, respectively, and $3.0 million and $0.6 million for the year ended December 31, 2008 and 2007, respectively. The high amount of net cash used during the nine months ended September 30, 2008 and the year ended December 31, 2008 was due to molds worth approximately $3.0 million that we purchased during the nine months ended September 30, 2008.

Net cash provided by financing activities amounted to $0.7 million for the nine months ended September 30, 2009, which was resulted from a $1.17 borrowing from Shanghai Pudong Development Bank and offset by the repayment of 0.17 million and $0.35 million restricted cash deposit into the bank . Net cash provided by financing activities was $7.4 million for the nine months ended September 30, 2008, which was borrowed from a related party, NIVS HZ. Net cash provided by financing activities was $0.6 million for the year ended December 31, 2008, which was net proceeds from related parties after repayment and settlement. Net cash provided by financing activities was $0.2 million for the year ended December 31, 2007, which was net proceeds received from related parties.

Based upon our present plans, we believe that our working capital together with cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our operations and possibility of conducting debt and equity financings. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of September 30, 2009:

	Payments due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Lease Agreement	$34,123	$34,123	$-	$-	$-
Total	$34,123	$34,123	$-	$-	$-

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

Quarterly Information (Unaudited)

The table below presents selected unaudited results of operations for the quarters indicated. All amounts are in thousands.

	Quarter Ended
	September 30,	June 30,	March 31,
	2009	2009	2009	Total
Revenues	$14,835	$13,787	$11,987	$40,609
Gross Profit	3,385	3,178	2,538	9,101
Net Income	$1,957	$1,559	$1,453	$4,969

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$8,294	$15,305	$9,657	$9,688	$42,944
Gross Profit	1,821	3,884	1,853	2,432	9,990
Net Income	$489	$3,071	$652	$1,556	$5,768

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	Total
Revenues	$5,168	$4,194	$4,284	$2,906	$16,552
Gross Profit	1,232	1,027	1,085	761	4,105
Net Income	$758	$445	$638	$367	$2,208

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

A substantial portion of our operations are conducted in the PRC and our primary operational currency is Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02 Unregistered Sales of Equity Securities.

On January 15, 2010, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 22, China Intelligent BVI and the sole shareholder of China Intelligent BVI (as described in Item 2.01 above), SRKP 22 issued 14,195,496 shares of common stock to the shareholder and her designees in exchange for all of the issued and outstanding securities of China Intelligent BVI. All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 15, 2010, we conducted a closing of a private placement (the “Private Placement”). We received gross proceeds of approximately $3.5 million in the private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,755,892 shares of common stock at a price of $1.27 per share. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Private Placement. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

This current report is not an offer of securities for sale. Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

DESCRIPTION OF SECURITIES - POST-SHARE EXCHANGE

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 19,787,388 shares are issued and outstanding after the close of the Share Exchange and the closing of the Private Placement. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and the closing of the Private Placement, the sole shareholder of China Intelligent BVI prior to the Share Exchange, and the designees, own approximately 71.7% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the shareholders of SRKP 22 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 5,515,682 warrants were cancelled in conjunction with the closing of the Share Exchange. Immediately after the closing of the Share Exchange and Private Placement, the shareholders held an aggregate of 1,580,708 warrants with an exercise price of $0.0001.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NYSE Amex or the Nasdaq Stock Market. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new products or services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Stockholders of Record

As of January 15, 2010, there were 127 stockholders of record of our common stock.

Dividends

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends in the nine months ended September 30, 2009 or the three years ended December 31, 2008.

The ability of our Chinese operating subsidiary to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiary. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB).  RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On January 15, 2010, China Intelligent Lighting and Electronics, Inc.  (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the year ended December 31, 2009.  The decision to change accountants was approved and ratified by the Company’s Board of Directors.  The report of AJ. Robbins on the financial statements of the Company for the fiscal year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ.  Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated January 15, 2010, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as the Company’s independent registered public accounting firm as of January 15, 2010.  Kempisty is and has been China Intelligent BVI’s independent registered public accounting firm.

Item 5.01 Changes in Control of Registrant.

OVERVIEW

On October 20, 2009, SRKP 22, Inc. (“SRKP 22”) entered into a share exchange agreement with China Intelligent BVI, China Intelligent BVI’s sole stockholder. Pursuant to the share exchange agreement, as it was amended on November 25, 2009 (the “Exchange Agreement”), SRKP 22 issued 14,195,496 shares of its common stock to shareholder and the designees in exchange for all of the issued and outstanding securities of China Intelligent BVI (the “Share Exchange”). On January 15, 2010, the Share Exchange closed. Upon the closing of the Share Exchange, SRKP 22 (i) became the 100% parent of China Intelligent BVI, (ii) assumed the operations of China Intelligent BVI and its subsidiaries and (iii) changed its name from SRKP 22, Inc. to China Intelligent Lighting and Electronics, Inc.

On January 15, 2010, concurrently with the close of the Share Exchange, we conducted the closing of a private placement transaction (the “Private Placement”). We received gross proceeds of approximately $3.5 million in the Private Placement. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,755,892 shares of our Common Stock at a price of $1.27 per share.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Private Placement pursuant to the Subscription Agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC. All pre-Share Exchange shareholders and the investors in the Private Placement also entered into a lock-up agreement pursuant to which each person agreed that (i) if the proposed public offering that we hope to conduct is for $10 million or more, then the investors would not be able sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock up restrictions earlier.

Immediately following the closing of the Share Exchange and the Private Placement, the former sole shareholder of China Intelligent BVI and the designees beneficially owned approximately 71.7% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 22 owned approximately 14.3% and investors in the Private Placement (described below) that closed concurrently with the Share Exchange owned approximately 13.9%. The foregoing percentage amounts do not take into account the warrants to purchase 1,580,708 shares of common stock held by the pre-existing shareholders. Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 22 agreed to the cancellation of an aggregate of 4,260,390 shares held by them such that there were 2,836,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange. SRKP 22 shareholders also canceled an aggregate of 5,515,682 warrants such that the shareholders held an aggregate of 1,580,708 warrants immediately after the Share Exchange. Immediately after the closing of the Share Exchange and Private Placement, we had 19,787,388 outstanding shares of common stock, no shares of Preferred Stock, no options, and 4,260,390 warrants.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 2,836,000 shares of common stock held by SRKP 22 shareholders and all of the 1,580,708 shares of common stock underlying the warrants held by SRKP 22 shareholders. The shares will be included in a registration statement that we are required to file within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of its common stock on the NYSE Amex or the Nasdaq Stock Market.

The shares of our common stock issued to the sole shareholder of China Intelligent BVI and the designees in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of China Intelligent BVI and its subsidiaries. Our relocated executive offices became that of China Intelligent BVI, which are located at No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, China 516500.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the shareholder of China Intelligent BVI owns a majority of the issued and outstanding shares of common stock of our company immediately following the exchange. Due to the issuance of the 14,195,496 shares of our common stock, a change in control of our company occurred on January 15, 2010.

At the consummation of the Share Exchange, SRKP 22’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Li Xuemei and Wu Shiliang to the board of directors of our Company, with Li Xuemei serving as Chairman of the Board. The directors and officers of SRKP 22 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our board appointed Li Xuemei as our Chief Executive Officer and President, Chi-wai (Gabriel) Tse as our Chief Financial Officer and Corporate Secretary, Wu Shiliang as our Executive Vice President, Sales and Marketing, and Dong Bin as Chief Operating Officer. Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our company on the date the Share Exchange was completed.

The execution of the Exchange Agreement and Amendment No. 1 to the Exchange Agreement was reported in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 20, 2009 and December 2, 2009, respectively, and the execution of Amendment No. 2 is reported under Item 1.01, above, of this Current Report on Form 8-K. Copies of the Exchange Agreement, Amendment No. 1, and Amendment No. 2 have been filed as Exhibit 2.1, Exhibit 2.1(a), and Exhibit 2.1(b), respectively, to this Current Report on Form 8-K.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 22 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 22.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Li Xuemei	45	Chief Executive Office, President, and Chairman of the Board
Dong Bin	41	Chief Operating Officer
Wu Shiliang	40	Executive Vice President, Sales and Marketing and Director
Chi-wai (Gabriel) Tse	42	Chief Financial Officer and Corporate Secretary

Ms. Li Xuemei has served as the Executive Director of Hyundai Lighting Electric (Huizhou) Co., Ltd. since July 2008. From February 2009 to the present, Ms. Li served as sole director of China Intelligent Electronic Holding Limited. From March 2008 to June 2009, Ms. Li served as general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd., and from July 2005 to July 2008, Ms. Li served as director of Hyundai Lighting Electric (Huizhou) Co., Ltd., a company in the business of manufacturing and distributing lighting products and accessories. Ms. Li received an associate's degree from Zhejiang Industry & Trade Polytechnic in 1987.

Mr. Dong Bin has served as general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd. since June 2009. From February 2006 to May 2009, Mr. Dong served as secretary-general of Huizhou Lighting Association as a consultant for various lighting enterprises. Mr. Dong received a bachelor's degree in radio, film and television from Communication University of China in 2001.

Mr. Wu Shiliang has served as vice general manager of Hyundai Lighting Electric (Huizhou) Co., Ltd. since March 2008. From July 2005 to March 2008, Mr. Wu served as sales director of Hyundai Lighting Electric (Huizhou) Co., Ltd, and from March 2008 to July 2008, Mr. Wu served as director of Hyundai Lighting Electric (Huizhou) Co., Ltd. From March 1999 to May 2005, Mr. Wu served as vice sales director in Rhine Hong Kong Electronics (Huizhou) Co., Ltd., which focused on the business of lighting products and accessories. Mr. Wu received an associate's degree of industry and business administration from Huizhou Radio & TV University in 1998.

Mr. Chi-wai (Gabriel) Tse was appointed Chief Financial Officer of Hyundai Lighting Electric (Huizhou) Co., Ltd. in December 2009. Immediately prior to that, Mr. Tse served as a director with AGCA CPA Limited in Hong Kong from July 2008 to November 2009, and he had been a part-time Chief Financial Officer and Secretary with China Display Technologies, Inc. (CDYT.PK) for the period from September 2007 to January 2008. From February 2002 to August 2005, Mr. Tse served as an audit manager at RSM Nelson Wheeler, a CPA firm. Mr. Tse has extensive experience in providing advisory services in the areas of accounting, financial reporting and related matters to Chinese enterprises that are seeking overseas listing opportunities in Hong Kong, Singapore and the United States. Mr. Tse is a certified public accountant practicing in Hong Kong, a member of the Hong Kong Institute of Certified Public Accountants, and a member of the Institute of Chartered Accountants in England and Wales. He received a B.SOC.SC with a major in economics degree from the University of Hong Kong in 1989.

Family Relationships

There are no family other relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. If we are successful in listing our common stock on the NYSE Amex or the Nasdaq Stock Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NYSE Amex or the Nasdaq Stock Market and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

Director Independence

We do not currently have independent directors, though we intend to appoint independent directors to our Board prior to the trading of our securities on a national securities exchange.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on January 15, 2010, we were a “blank check” shell company named SRKP 22, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The only officers and directors of SRKP 22, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 22’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities. Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 22 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Hyundai Light until the closing of the Share Exchange, including for the years ended December 31, 2008 and 2009. The Chairman of the Board of Hyundai Light, Li Xuemei, determined the compensation for herself and the other executive officers of Hyundai Light that was earned in fiscal 2008 and 2009 after consulting with the board members of Hyundai Light. In addition, the Board of Directors of Hyundai Light approved the compensation. During the fiscal years of 2009, 2008 and 2007, the compensation for Hyundai Light’s named executive officers consisted solely of each executive officer’s salary and cash bonus. The Board of Directors of Hyundai Light believe that the salaries paid to our executive officers during 2008 and 2009 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Hyundai Light, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Hyundai Light were appointed as our executive officers and we adopted the compensation policies of Hyundai Light, as modified for a company publicly reporting in the United States. Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China. We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Huizhou Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou City as a lighting products manufacturer. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused. Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets. We have not paid bonuses to our executive officers in the past. If we successfully complete our proposed listing of our common stock on the NYSE Amex or Nasdaq, we expect to pay bonuses to our executive officers based if corporate and individual performance goals are met. Generally, the amount of a bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary. If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range. If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range. In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors intends to establish a compensation committee in early 2010 comprised of non-employee directors. Once formed, the compensation committee is expected to perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Li Xuemei, upon consulting with our board members, determined the compensation for our current executive officers. We have established a compensation program for executive officers for 2010 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. If paid, bonuses for executive officers in 2010 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on the NYSE Amex or Nasdaq in 2009, we intend to adjust our compensation evaluations upwards in 2009, including through the payment of bonuses. However, in such case, we do not intend to increase compensation by more than 10%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Li Xuemei	2009	$19,354	$1,613	$20,967
Chief Executive Officer and	2008	17,143	1,429	18,572
President	2007	14,795	-	14,795

Chi-wai (Gabriel) Tse (1)	2009	$665	$-	$665
Chief Financial Officer	2008	-	-	-
	2007	-	-	-

Xialong Zhou (2)	2009	$5,752	$-	$5,752
Former Chief Financial Officer	2008	-	-	-
	2007	-	-	-

Richard Rappaport (3)	2009	$-	$-	$-
Former President	2008	-	-	-
and Former Director	2007	-	-	-

Anthony Pintsopoulos (3)	2009	$-	$-	$-
Former Secretary, Former Chief	2008	-	-	-
Financial Officer, and Former	2007	-	-	-
Director

(1)	Chi-wai (Gabriel) Tse was appointed as our Chief Financial Officer in December 2009. His annual compensation package is HKD 480,000, or approximately $61,900, plus a discretionary year-end bonus.

(2)	Xialong Zhou served as our Chief Financial Officer in November and December 2009. Prior to Xialong Zhou joining our company, Li Xuemi was our principal financial officer.

(3)	Upon the close of the Share Exchange on January 15, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no option exercises or options outstanding in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

Through China Intelligent BVI, we entered into an employment agreement dated November 23, 2009 with Xialong Zhou. Mr. Zhou served as our Chief Financial Officer until he resigned in December 2009. Pursuant to the employment agreement, it was originally intended for Mr. Zhou to serve for an initial period of one year at an annual salary of $50,000, in addition to issuance 20,000 shares of common stock that was to be issued on June 1, 2010. On December 31, 2009, we entered a separation agreement pursuant to which we agreed that no shares were to be issued.

In December 2009, we, through China Intelligent Electric Holding Limited, entered into an employment agreement with Tse Wai Chi to serve as our Chief Financial Officer. The employment agreement has a six year term that commences on December 28, 2009 and ends December 27, 2015. According to the agreement, Mr. Tse will be paid HKD480,000 annually, which is equal to approximately US$61,900. After one year of employment under the agreement, Mr. Tse is entitled to a grant of securities that will have a total value equal to HKD1,000,000, which is equal to approximately US$129,000. The grant will be made or vest in four separate installments and be consistent with the equity incentive plan that our company intends to adopt prior to such grant. In addition, Mr. Tse is eligible for year end bonuses based on his performance. Under the terms of the agreement, Mr. Tse will also be entitled to pension, health care, unemployment, industrial injury insurance and other social procedures according to applicable laws. The agreement may be terminated by the parties only upon stipulated events as set forth in the agreement or by mutual agreement.

Dong Bin and Wu Shiliang are parties to employment agreements with Hyundai Light that have a term that continues through December 31, 2010. The employment agreements are entered into on an annual basis. Under their respective agreements, Wu Shiliang was paid a monthly salary of RMB 9,700, which is approximately US$1,422, for 2009 and will be paid RMB 10,185, or approximately US$1,490, per month for 2010, and Dong Bin was paid a monthly salary of RMB10,000, which is approximately US$1,466, for 2009 and will be paid RMB 10,500, or approximately US$1,540, per month in 2010.

Pursuant to the agreements, each employee is provided with standard holidays and leave and receives a salary as specified in the agreements. In the event an employee works overtime that has been approved by Hyundai Light, each employee will be offered compensation leave or overtime salary in accordance with the Labor Law of China.  Under the employment agreements, the employees have certain obligations to maintain confidential information about the Company.  Each agreement may be renewed or other changes to the agreements may be made upon the written agreement of both parties. The employment agreements provide for termination upon the occurrence of termination conditions stipulated in the agreements and in accordance with the Law of Labor Contract in China and other regulations.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Li Xuemei	-	-	-	-	-	-	-
Wu Shiliang	-	-	-	-	-	-	-

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Intelligent

China Intelligent BVI and Hyundai Light are either directly or indirectly wholly-owned subsidiaries of China Intelligent Lighting and Electronics, Inc. and each of which has interlocking executive and director positions with us and with each other.

Share Exchange

On January 15, 2010, SRKP 22 completed the Share Exchange with China Intelligent BVI and the former sole shareholder of China Intelligent BVI. At the closing, China Intelligent BVI became a wholly-owned subsidiary of SRKP 22 and 100% of the issued and outstanding securities of China Intelligent BVI were exchanged for securities of SRKP 22. An aggregate of 14,195,496 shares of common stock were issued to the sole shareholder of China Intelligent BVI and her designees. As of the close of the Share Exchange, the sole shareholder and her designees owned approximately 71.7% of the issued and outstanding stock of SRKP 22. Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 22 agreed to the cancellation of an aggregate of 4,260,390 shares and 5,515,682 warrants to purchase shares of common stock held by them such that there were 19,787,388 shares of common stock and warrants to purchase 1,580,708 shares of common stock owned by them immediately after the Share Exchange and Private Placement. The Board resigned in full and appointed Li Xuemei and Wu Shiliang to the board of directors of our company, with Li Xuemei serving as Chairman. The Board also appointed Li Xuemei as our Chief Executive Officer and President, Chi-wai (Gabriel) Tse as our Chief Financial Officer and Corporate Secretary, Wu Shiliang as our Executive Vice President, Sales and Marketing, and Dong Bin as Chief Operating Officer. Each of these executives and directors were executives and/or directors of China Intelligent BVI and/or its subsidiaries.

We paid a total of $600,000 in connection with the Share Exchange to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement (described below), and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital. In addition, we paid a $140,000 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with the principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of China Intelligent BVI, conducting due diligence on China Intelligent BVI and its subsidiaries and managing the interrelationship of legal and accounting activities. We also reimbursed Westpark Capital $80,000 for expenses related to due diligence.

Private Placement

Richard Rappaport, the President of SRKP 22 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent for the equity financing of approximately $3.5 million conducted by us on the close of the Share Exchange. Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 22 prior to the Share Exchange, is the Chief Financial Officer of the placement agent. Kevin DePrimio and Jason Stern, each employees of the placement agent, are also stockholders of SRKP 22. In addition, Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange. Mr. Rappaport beneficially owned 16.8% of our common stock immediately after the Share Exchange. The placement agent was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance. We are also retaining WestPark Capital for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $6,000 per month.

Tianfu Li and the NIVS Group

Li Tianfu is the founder and a former owner, officer, and director of Hyundai Light and Electric (HZ) Co., Ltd. (“Hyundai HZ”) and Korea Hyundai Light & Electric (Intl) Holding Limited (“Hyundai HK”). Mr. Li’s ownership of Hyundai Light was held through China Intelligent Electric Holding Limited (“China Intelligent”), of which Mr. Li was the 100% owner. In March 2007, Mr. Li transferred his entire equity interest to Ms. Jing Xiangying. After the transfer, Mr. Li ceased to serve as a director of Hyundai HK and Hyundai HZ, and Mr. Li's sister, Ms. Li Xuemei, became the executive director and general manager of Hyundai HZ. Ms. Li Xuemei is our Chief Executive Officer, President, and Chairman of the Board. Mr. Li is also the founder, largest shareholder, and Chief Executive Officer and Chairman of the Board of NIVS IntelliMedia Technology Group, Inc., which is a company with which we conduct business.

Rental of Manufacturing Facilities

We lease our manufacturing facilities, which consist of our factory space and dormitories of approximately 5,000 square meters, pursuant to a written lease agreement entered between us and Huizhou NIVS Audio & Video Technology Company Limited, which is a subsidiary of NIVS IntelliMedia Technology Group, Inc. The lease agreement, which has a term that commenced on July 1, 2008 and ends on July 1, 2010, provides that we pay a monthly fee of RMB 25,000, or $3,700. In addition, Huizhou NIVS Audio & Video Technology Company Limited, that leases the factory to us is required to and has obtained a Guangdong Province Pollution Discharge Certificate issued by Huizhou Environment Protection Bureau and is responsible for the disposal of the waste in accordance with applicable environmental regulations.

Loan Transactions

From June 2005 to November 2008, Hyundai HZ and Hyundai HK would enter into loan transactions with the NIVS Group and/or Mr. Li pursuant to which we would loan and borrow funds from each other. The loans were for temporary funding of our business operations. The aggregate amount that was due to (from) NIVS Group and/or Mr. Li for nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 was $0, $0, and $0.5 million, respectively. Other than a loan to the supplier of Hyundai HZ, as described below, all of the loans were unsecured with no fixed repayment date. The loans were borrowed and repaid frequently. Normally, it was agreed that the loan amounts were to be paid back within three to six months from the date of the loan transaction. We ceased to enter into the loan transactions in November 2008.

Our loans from NIVS Group and Mr. Li included a loan to a supplier of Hyundai HZ in the amount of 38,474,900RMB, which is equal to approximately U.S. $5.5 million, in March 2008. The note carried an interest rate of 1.5% per month and was guaranteed by Hyundai HZ. If the note was not repaid on time, a penalty of 0.5% was to be assessed on the total note amount. On June 16, 2008, a supplemental agreement was signed by the parties to amend the note’s maturity date to December 31, 2008. Hyundai HZ repaid to the NIVS Group the principal amount under the loan on November 24, 2008, in the amount of RMB 38,039,000. Hyundai HZ effected the repayment by borrowing the principal from a third party with interest expense of RMB 1,086,478. On November 28, 2008, Hyundai HZ repaid the interest amount due, which was RMB 3,719,611. After effecting the repayment of the loan that was made by its supplier, Hyundai HZ offset the repayment amounts against amounts that Hyundai HZ owed to the supplier for lighting products that supplier had provided to Hyundai HZ.

Other than the loan to the supplier of Hyundai HZ, all of the loans were unsecured with no fixed repayment date. The loans were borrowed and repaid frequently. Normally, it was agreed that the loan amounts were to be paid back within three to six months from the date of the loan transaction. We ceased to enter into the loan transactions in November 2008.

At the time of the loans, Mr. Li was the 100% owner of Hyundai HK, which was the 100% owner of Hyundai HZ. He was also a director of the entities. On July 18, 2008, Mr. Li sold his 100% ownership in Hyundai HK to China Intelligent Electronic Holding Company Limited., which was transferred to Ms. Jin Xiang Ying and obtained by us on January 15, 2010 upon the closing of the Share Exchange.

In November 2008, we ceased to enter into the loan transactions with Mr. Li and NIVS Group. On November 28, 2008, Hyundai HZ and Hyundai HK entered into a Debt Repayment and Set-Off Agreement with Mr. Li. Pursuant to the Agreement, as it was amended on December 22, 2008, Hyundai HZ and Hyundai HK agreed to completely and immediately repay all outstanding loan amounts that owed by them. Pursuant to the Debt Repayment and Set-Off Agreement, Hyundai HZ and Hyundai HK repaid an aggregate of $996,433 to Mr. Li and the NIVS Group such that Hyundai HZ and Hyundai HK no longer owed any loan amounts to Mr. Li or the NIVS Group.

In October and December 2008, Hyundai HK and China Intelligent entered into a debt forgiveness agreement with Mr. Li pursuant to which Mr. Li agreed to waive approximately $0.9 million and $0.2 million owed to Mr. Li by the parties, respectively. As of December 31, 2008, we and our subsidiaries had no debt owed to Mr. Li and the resulting contributed capital from such debt forgiveness from Mr. Li was approximately $1.2 million.

Sale of Raw Materials

From time to time, we sell raw materials to the NIVS Group. For the years ended December 31, 2008 and 2007, we sold an aggregate amount of approximately $898,000 and $519,000, respectively, of raw materials to the NIVS Group, from which we received approximately $214,000 and $54,000, in net profit, respectively. We had no such sales during the nine months ended September 30, 2009.

We believe that sales transactions are at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Transfer of Intellectual Property Rights

Tianfu Li was the original owner of five patents in China that we rely on in the operation of our business. Pursuant to two patent transfer certificates dated June 1, 2008 Mr. Li transferred the patents to Hyundai HZ. Mr. Li did not receive any consideration for the transfer and assignment of the intellectual property rights to Hyundai HZ.

Indemnification Agreement for Value Added Tax

In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales in the PRC of our products manufactured through outsourcing. As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010.

In January 2010, we entered into an Indemnification Agreement and Security Agreement with Li Xuemei, our Chief Executive Officer and Chairman of the Board, pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes. In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement; and if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify its officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on January 15, 2010 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Placement, we had outstanding 7,096,390 shares of common stock, no options and 7,096,390 warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange, the closing of the Private Placement, we had 19,787,388 shares of common stock and warrants to purchase 1,580,708 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on issued and outstanding shares of common stock, by:

·	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

·	Each executive officer;

·	Each director; and

·	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Hyundai Light & Electric (Huizhou) Company Limited, No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, China 516500.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange		Percent of Class

Director and Executive Officers

Li Xuemei	Chief Executive Officer, President, and Chairman of the Board	7,618,696		38.5%

Chi-wai (Gabriel) Tse	Chief Financial Officer and Corporate Secretary	-		-

Wu Shiliang	Executive Vice President, Sales and Marketing and Director	-		-

Dong Bin	Chief Operating Officer	-

Officers and Directors as a Group (total of 4 persons)		7,618,696		38.5%

5% or More Owners

Richard A. Rappaport(1) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		3,548,867	(1)	16.8%

(1)
Richard A. Rappaport served as President and director of the Company prior to the Share Exchange.  Includes 293,759 shares of common stock and a warrant to purchase 92,913 shares of common stock owned by Mr. Rappaport, in addition to the shares of common stock and warrants to purchase common stock owned by the Rappaport Trusts and WestPark Capital Financial Services, LLC, which totals 1,882,932 shares and 1,279,263 warrants. Mr. Rappaport, as Trustee of the Rappaport Trusts and CEO and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, SRKP 22’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Li Xuemei and Wu Shiliang to the board of directors of our company, with Li Xuemei serving as Chairman. The directors and officers of SRKP 22 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our company’s board appointed Li Xuemei as our Chief Executive Officer and President, Chi-wai (Gabriel) Tse as our Chief Financial Officer and Corporate Secretary, Wu Shiliang as our Executive Vice President, Sales and Marketing, and Dong Bin as Chief Operating Officer.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 22 changed its corporate name from “SRKP 22, Inc.” to “China Intelligent Lighting and Electronics, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on January 15, 2010. SRKP 22 effected the name change to reflect the new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3. Holders of stock certificates bearing the name “SRKP 22, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06        Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 22 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 22 ceased being a shell company upon completion of the Share Exchange.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF CHINA INTELLIGENT BVI

The financial statements of China Intelligent BVI for the nine months ended September 30, 2008 and 2009 (unaudited) and the years ended December 31, 2008, 2007 and 2006 are provided below. You are encouraged to review the financial statements and related notes.

CHINA INTELLIGENT ELECTRIC HOLDING LIMITED AND SUBSIDIARIES

INDEX

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Intelligent Electric Holding Limited

We have audited the accompanying consolidated balance sheets of China Intelligent Electric Holding Limited as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Intelligent Electric Holding Limited at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
December 16, 2009

CHINA INTELLIGENT ELECTRIC HOLDING LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(In U.S. Dollars)

	September 30,	September 30,	December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$407,020	$983,800	$264,189	$1,501,591
Accounts receivable, net (Note 3)	11,107,110	9,832,637	3,466,749	740,968
VAT refundable	193,848	493,201	494,515	-
Inventories (Note 5)	4,701,968	764,648	4,496,301	1,803,019
Restricted cash (Note 9)	352,032	-	-	-
Advances to suppliers (Note 4)	2,818,405	4,164,622	1,514,056	732,138
Total current assets	19,580,383	16,238,908	10,235,810	4,777,716
Property and equipment, net (Note 6)	3,522,725	3,748,734	3,670,451	710,971
Total assets	$23,103,108	$19,987,642	$13,906,261	$5,488,687

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable – trade	$3,252,084	$853,986	$1,736,016	$52,128
Customer deposit (Note 7)	202,614	175,082	201,123	50,093
Accrued liabilities and other payables	351,513	201,098	298,907	159,976
VAT and other taxes payable	2,212,025	2,037,078	1,075,623	1,576,606
Short-term loans (Note 9)	1,026,760	-	-	-
Wages payable	133,508	210,440	329,422	97,962
Corporate income tax payable (Note 10)	714,008	-	-	-
Due to director (Note 8)	-	387,059	-	29,549
Due to affiliated companies (Note 8)	-	7,591,659	-	539,562
Total current liabilities	7,892,512	11,456,402	3,641,091	2,505,876

Commitments and contingencies	-	-	-	-

Stockholders' Equity
Common stock $1.00 par value, 50,000 shares authorized, 1 share issued and outstanding (Note 1)	1	1	1	1
Additional paid-in capital (Note 8)	1,389,872	180,298	1,389,872	365,326
Accumulated other comprehensive income	642,366	630,652	666,395	176,388
Statutory surplus reserve fund (Note 11)	1,331,015	241,436	1,331,015	241,436
Retained earnings (unrestricted)	11,847,342	7,478,853	6,877,887	2,199,660
Total stockholders' equity	15,210,596	8,531,240	10,265,170	2,982,811
Total Liabilities and Stockholders' Equity	$23,103,108	$19,987,642	$13,906,261	$5,488,687

The accompanying notes are an integral part of these consolidated financial statements.

CHINA INTELLIGENT ELECTRIC HOLDING LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(In U.S. Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)

Revenue	$40,609,458	$34,646,136	$42,943,934	$16,551,918	$2,517,052
Cost of goods sold	(31,508,203)	(26,476,914)	(32,953,816)	(12,446,963)	(1,817,571)
Gross Profit	9,101,255	8,169,222	9,990,118	4,104,955	699,481

Operating Costs and Expenses
Selling expenses	1,955,747	1,571,630	2,072,493	1,046,578	182,869
General and administrative	814,218	690,117	1,130,849	498,427	175,051
Research and development	626,678	556,981	741,746	321,968	70,906
Total operating costs and expenses	3,396,643	2,818,728	3,945,088	1,866,973	428,826
Income from operations	5,704,612	5,350,494	6,045,030	2,237,982	270,655

Other income (expense)
Interest income	5,947	169	11,081	2,014	368
Interest expense	(27,534)	(12)	(215,041)	-	-
Imputed interest		(71,458)	(73,264)	(31,260)	(28,068)
Total other income (expense)	(21,587)	(71,301)	(277,224)	(29,246)	(27,700)

Income before income taxes	5,683,025	5,279,193	5,767,806	2,208,736	242,955
Income taxes (Note 10)	(713,570)	-	-	-	-

Net income	$4,969,455	$5,279,193	$5,767,806	$2,208,736	$242,955

The accompanying notes are an integral part of these consolidated financial statements.

CHINA INTELLIGENT ELECTRIC HOLDING LIMITED AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2008, 2007 and 2006 and the nine months ended September 30, 2009 (Unaudited)
 (In U.S. Dollars)

					Accumulated
			Additional	Statutory	Other	Retained	Total
	Common Stock		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity	Income

Balance at December 31, 2005	1	$1	$48,679	$-	$1,487	$(10,595)	$39,572
Imputed interest allocated	-	-	28,068	-	-	-	28,068
Allocation of retained earnings
to statutory reserve fund	-	-	-	26,458	-	(26,458)	-
Capital injected by owner	-	-	257,319	-	-	-	257,319
Foreign currency translation adjustment	-	-	-	-	23,121	-	23,121	$23,121
Net income for the year	-	-	-	-	-	242,955	242,955	242,955
Comprehensive income	-	-	-	-	-	-	-	$266,076
Balance at December 31, 2006	1	1	334,066	26,458	24,608	205,902	591,035
Imputed interest allocated	-	-	31,260	-	-	-	31,260
Allocation of retained earnings
to statutory reserve fund	-	-	-	214,978	-	(214,978)	-
Foreign currency translation adjustment	-	-	-	-	151,780	-	151,780	$151,780
Net income for the year	-	-	-	-	-	2,208,736	2,208,736	2,208,736
Comprehensive income	-	-	-	-	-	-	-	$2,360,516
Balance at December 31, 2007	1	1	365,326	241,436	176,388	2,199,660	2,982,811
Imputed interest allocated	-	-	73,264	-	-	-	73,264
Allocation of retained earnings
to statutory reserve fund	-	-	-	1,089,579	-	(1,089,579)	-
Contributed capital	-	-	951,282	-	-	-	951,282
Foreign currency translation adjustment	-	-	-	-	490,007	-	490,007	$490,007
Net income for the year	-	-	-	-	-	5,767,806	5,767,806	5,767,806
Comprehensive income	-	-	-	-	-	-	-	$6,257,813
Balance at December 31, 2008	1	1	1,389,872	1,331,015	666,395	6,877,887	10,265,170
Foreign currency translation adjustment	-	-	-	-	(24,029)	-	(24,029)	$(24,029)
Net income for the nine months
ended September 30, 2009	-	-	-	-	-	4,969,455	4,969,455	4,969,455
Comprehensive income	-	-	-	-	-	-	-	$4,945,426
Balance at September 30, 2009 (Unaudited)	1	$1	$1,389,872	1,331,015	$642,366	$11,847,342	$15,210,596

The accompanying notes are an integral part of these consolidated financial statements.

CHINA INTELLIGENT ELECTRIC HOLDING LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In U.S. Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net income	$4,969,455	$5,279,193	$5,767,806	$2,208,736	$242,955
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	266,825	99,826	187,117	42,175	11,662
Imputed interest	-	71,458	73,264	31,260	28,068
Changes in operating assets and liabilities:
Account receivable-trade	(7,640,361)	(9,091,669)	(2,725,781)	(627,022)	(211,850)
Advance to suppliers for purchases	(1,304,349)	(3,432,484)	(781,918)	226,371	(858,662)
Prepaid expenses and deposits	-	-	-	-	1,201
Inventories	(205,667)	1,038,371	(2,693,282)	(1,430,708)	(307,528)
VAT refundable	300,667	(493,201)	(494,515)	-	-
Accounts payable and accrued liabilities	1,568,674	842,980	1,822,819	(170,042)	322,272
Customer deposits	1,491	124,989	151,030	(55,659)	(47,564)
VAT and other taxes payable	1,136,402	460,472	(500,983)	1,267,004	309,139
Wages payable	(195,914)	112,478	231,460	53,420	38,899
Corporate tax payable	714,008	-	-	-	-
Net cash provided by (used in) operating activities	(388,769)	(4,987,587)	1,037,017	1,545,535	(471,408)

Cash Flows From Investing Activities
Purchases of property and equipment	(119,440)	(3,029,982)	(3,046,466)	(553,294)	(85,123)
Net cash used in investing activities	(119,440)	(3,029,982)	(3,046,466)	(553,294)	(85,123)

Cash Flows From Financing Activities
Increase (decrease) in loans payable	1,026,760	-	-	-	-
Owner's capital contribution receivable	-	-	-	-	257,319
Restricted cash	(352,032)	-	-	-	-
Related party loan proceeds	-	-	1,207,768	-	-
Due to shareholder	-	357,510	(29,549)	(187,001)	252,674
Due to affiliated companies	-	7,052,097	(539,562)	401,748	26,000
Net cash provided by financing activities	674,728	7,409,607	638,657	214,747	535,993

Effect of exchange rate changes on cash	(23,688)	90,171	133,390	177,166	44,729
Net increase (decrease) in cash and cash equivalents	142,831	(517,791)	(1,237,402)	1,384,154	24,191

Cash and cash equivalents, beginning of period	264,189	1,501,591	1,501,591	117,437	93,246

Cash and cash equivalents, end of period	$407,020	$983,800	$264,189	$1,501,591	$117,437

Supplemental disclosure information:
Interest paid	$27,534	$12	$215,041	$-	$-

Supplemental non-cash financing activity:
Loan contributed to capital	$-	$-	$1,207,768	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

China Intelligent Electric Holding Limited (“China Intelligent”, formerly DDC Digital International Company Limited (“DDC Digital”)) was incorporated under the laws of British Virgin Island on December 10, 2003. The name of the Company was changed from DDC Digital to NIVS Intelligent Electric Holding Company Limited (“NIVS Intelligent”) on December 20, 2007, and further to China Intelligent on August 26, 2008.

China Intelligent has 50,000 common shares authorized with $1.00 par value each and 1 share is issued and outstanding. Mr. Tianfu Li (“Mr. Li”) was the original sole shareholder with original investment of $50,000. On March 8, 2007, Mr. Li transferred 100% ownership in China Intelligent to Ms. Xiangying Jing (“Ms. Jing”) and therefore Ms. Jing became the sole shareholder and director of China Intelligent. On February 18, 2009, Ms. Xuemei Li, sister of Mr. Li, (“Ms. Li”) acquired 1 share issued and outstanding then and became the sole shareholder and director of China Intelligent.

Korea Hyundai Light & Electric (International) Holding Limited ("Hyundai HK") was incorporated under the laws of  Hong Kong, PRC on April 27, 2005 by the original sole shareholder Mr. Li. Hyundai HK has 2,000,000 common shares authorized with HKD 1 par value each and 2,000,000 shares are issued and outstanding. On July 17, 2008, Mr. Li transferred 100% ownership in Hyundai HK to China Intelligent. Hyundai HK became a subsidiary of China Intelligent thereafter.

Hyundai Light & Electric (HZ) Co., Ltd. (“Hyundai HZ”) is located at Huizhou, Guangdong Province, PRC and incorporated under the Chinese laws on July 6, 2005. Hyundai HZ had an initial registered capital of HKD 2 million, and it was increased to HKD 20 million in 2008. Prior to July 17, 2008, Hyundai HZ was the wholly owned subsidiary of Hyundai HK. Mr. Li as the sole shareholder and director of Hyundai HK was also the director of Hyundai HZ. On July 17, 2008, pursuant to an ownership transfer agreement, China Intelligent acquired 100% interests in Hyundai HZ from Hyundai HK. Hyundai HZ became a subsidiary of China Intelligent thereafter.

China Intelligent and its subsidiaries, Hyundai HK and Hyundai HZ shall collectively refer throughout as the “Company”.

To enable Hyundai HZ to go public, Mr. Li made the following restructuring arrangements in order to spinoff his controls and ownership from all the entities, and placed Hyundai HZ under the control of China Intelligent with Ms. Li as the director and management of the entities:

1.	On March 8, 2007, Mr. Li transferred 100% ownership in China Intelligent to Ms. Jing; therefore Ms. Jing became the sole shareholder and director of China Intelligent.

2.	On June 30, 2008, Hyundai HK transferred its 100% ownership interest in Hyundai HZ to China Intelligent for $8 million; therefore China Intelligent became the sole shareholder of Hyundai HZ.

3.
On July 17, 2008, Mr. Li transferred his 100% ownership in Hyundai HK to China Intelligent for HKD 2 million and forgave the HKD 2 million receivable; therefore China Intelligent became the sole shareholder of Hyundai HK and appointed Ms. Jing as director of Hyundai.

4.
On February 18, 2009, Ms. Jing transferred her 100% ownership in China Intelligent to Ms. Li; therefore Ms. Li became the sole shareholder and director of China Intelligent. At the same time, Ms. Li replaced Ms. Jing as sole director of Hyundai HK.

For accounting purpose, the restructuring transactions are being accounted as business combination of entities under common control. The various entities and restructuring transactions have an underlining purpose of going public. Furthermore, the director and management of the entities are Mr. Li and Ms. Li, respectively. The Company accounted for restructuring transactions as combination of entities under common control similar to a pooling of interest transaction, and the historical financial statements include the operations of Hyundai HK and Hyundai HZ for all periods presented.

Through its wholly owned subsidiary, Hyundai HZ, China Intelligent engages in research, development, assembling, marketing and sales of intelligent lighting products including LED, residential, commercial, outdoor, and municipal engineering lighting products for the domestic and international market.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2009 and 2008, and December 31, 2008 and 2007; and the results of operations and cash flows for the nine months ended September 30, 2009 and 2008, and the years then ended December 31, 2008, 2007 and 2006, respectively.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Fair values of financial instruments

US GAAP requires certain disclosures about the fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

e.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase.  Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

f.	Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company estimates the valuation allowance for anticipated uncollectible receivable balances based on historical experience and the current economic climate. Based on such factors, the Company has determined its bad debt percentage to be 0.5% of total outstanding accounts receivable. Such calculation is applied to customer’s balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging of the invoices. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment to the estimate is made at that time.

g.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to the Company’s location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The Company writes down the inventories to market value if it is below cost. The Company also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

h.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Molds	8 years
Machinery and Equipment	10 years
Electronic Equipment	5 years
Office and Other Equipment	5 years

i.	Impairment of long-lived assets

The Company evaluates potential impairment of long-lived assets, in accordance with applicable accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

j.	Comprehensive income

The Company presents comprehensive income in accordance with applicable accounting standards, which requires the reporting and displaying of comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k.	Revenue recognition

The Company generates revenues from the sales of lighting and electronic equipments. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns have been insignificant in all periods.

Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order, the Company does not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. The Company does not allow any discounts, credits, rebates or similar privileges.

The Company does not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. The Company specifies the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If the Company cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, the Company is responsible for the rework and the related expenses. If the customers decided to rework the products themselves, the Company will compensate its customers for the expenses incurred. The Company did not incur any costs related to breach of contract or product quality issues for sales during the years ended December 31, 2008, 2007 and 2006 and the nine months ended September 30, 2009.

l.	Advertising

The Company expenses advertising costs as incurred. Advertising is included in selling expenses for financial reporting. The Company spent $114,777 and $184,788 for the nine months ended September 30, 2009 and 2008, respectively, and $203,812, $255,739 and $114,300 for the years ended 2008, 2007 and 2006, respectively, on advertising expenses.

m.	Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $626,678 and $556,981 for the nine months ended September 30, 2009 and 2008, respectively, and $741,746 and $321,968, and $70,906 for the years ended December 31, 2008, 2007 and 2006, respectively, on direct research and development efforts.

n.	Income taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which requires a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction).

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o.	Foreign currency translation

The functional currency of China Intelligent and Hyundai HK is Hong Kong Dollar (“HKD”). These two Companies maintain their financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of Hyundai HZ is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using its own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of China Intelligent and Hyundai HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of Hyundai HZ, which is prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.
.
The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2006	7.79750	7.96363
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93722
Nine months ended September 30, 2009	6.81756	6.82175
Nine months ended September 30, 2008	6.83530	6.97500

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2006	7.77646	7.76895
Year ended December 31, 2007	7.80190	7.80153
Year ended December 31, 2008	7.74960	7.86342
Nine months ended September 30, 2009	7,75194	7.75014
Nine months ended September 30, 2008	7.79730	7.76880

p.	Customer deposit

The customer deposits are recorded as liability when the Company receives them and recognized as revenue after the delivery and acceptance of the related products.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q.	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q.	Recently issued accounting pronouncements (continued)

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

 In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 3 - ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Trade receivables	$11,243,856	$9,944,567	$3,603,723	$845,857	$213,932
Allowance for doubtful accounts	(136,746)	(111,930)	(136,974)	(104,889)	(26,227)
Trade receivables, net	$11,107,110	$9,832,637	$3,466,749	$740,968	$187,705

The change of the allowance for doubtful debts between the reporting periods, for the nine months ended September 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006, is presented as follows:

	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Beginning of period	$(136,974)	$(104,889)	$(104,889)	$(26,227)	$-
(Provision)/reversal during the period	-	-	(24,317)	(73,759)	(25,728)
Effect of exchange rate changes	228	(7,041)	(7,768)	(4,903)	(499)
End of period	$(136,746)	$(111,930)	$(136,974)	$(104,889)	$(26,227)

The Company did not provide additional allowance for doubtful accounts for the nine months ended September 30, 2009 because the Company believes that the Company will be able collect all the receivables outstanding from its customers based on its historical collection experience.

In addition, the Company requires certain customers to pay a deposit that is 30% of the total amount for each order. Deposit requirements are determined by the Company based on customer’s credit worthiness, the length and experience in relationship with customers, and the order size placed by the customer. In addition, the Company will charge a penalty equivalent to 0.5% of the remaining unpaid balance per day up to 20% of the total amount of the contract starting from two weeks after the due date.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 4 - ADVANCES TO SUPPLIERS

In accordance with the purchase contracts entered into by the Company and some suppliers, payment in advance is needed for the purchase of materials and equipments. The delivery term for the materials and equipments purchased is usually 30 days. In the event of a breach of contract, the Company has the following rights and penalty protection:

1.	Recoup the deposit from the suppliers and charge double interest on the deposit according to the interest rate during the same period, and
2.	Legally take possession of the materials and equipments from the suppliers.

The Company did not have any contract breaches for the nine months ended September 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006, respectively.

At September 30, 2009, one supplier accounted for approximately 12% of total advances to suppliers. For the nine months ended September 30, 2009, this one supplier accounted for approximately 5% of total purchases made by the Company.

At September 30, 2008, one supplier accounted for approximately 68% of total advances to suppliers. For the nine months ended September 30, 2008, this one supplier accounted for approximately 36% of total purchases made by the Company.

At December 31, 2008, five suppliers accounted approximately 26%, 18%, 10%, 10%, and 10% of total advances to suppliers, respectively. For the year ended December 31, 2008, these five suppliers accounted for approximately 7%, 2%, 1%, 2%, and 1% of total purchases made by the Company, respectively.

At December 31, 2007, two suppliers accounted approximately 48% and 31% of total advances to suppliers, respectively. For the year ended December 31, 2007, these two suppliers accounted for approximately 27% and 33% of total purchases made by the Company, respectively.

At December 31, 2006, one supplier accounted for approximately 93% of total advances to suppliers. For the year ended December 31, 2006, this one supplier accounted for approximately 0% of total purchases made by the Company. The supplier was a new supplier and the Company paid the advance in December 2006.

NOTE 5 - INVENTORIES

Inventories include raw material and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventories consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Raw materials	$906,517	$489,370	$2,425,235	$1,609,506
Finished goods	3,795,451	275,278	2,071,066	193,513
Total	$4,701,968	$764,648	$4,496,301	$1,803,019

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007
Molds	$3,172,574	$3,088,905	$3,097,139	$-
Machinery and equipment	775,061	773,053	775,114	723,012
Electronic equipment	12,845	12,812	12,846	10,964
Office and other equipment	63,007	19,090	19,141	17,533
	4,023,487	3,893,860	3,904,240	751,509
Less: Accumulated depreciation	(500,762)	(145,126)	(233,789)	(40,538)
Property and equipment, net	$3,522,725	$3,748,734	$3,670,451	$710,971

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 6 - PROPERTY AND EQUIPMENT, NET (CONTINUED)

Depreciation expense for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008, 2007 and 2006 was classified as follows:

	Nine months ended		Years ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
Cost of goods sold	$264,083	$96,591	$183,018	$38,570	$9,653
General and administrative expenses	2,742	3,235	4,099	3,605	2,009
Total	$266,825	$99,826	$187,117	$42,175	$11,662

NOTE 7 - CUSTOMER DEPOSIT

The Company requires certain customers to pay 30% deposit of the total amount for each order. Deposit requirements are determined by the Company based on customer’s credit worthiness, the length and experience in relationship with customers, and the order size placed by the customer. The customer deposits are recorded as a liability when the Company receives it and are recognized as revenue upon the delivery of the products and title has passed to the buyer.

At September 30, 2009, two customers accounted for approximately 24% and 70% of total customer deposit, respectively. For the nine months ended September 30, 2009, these two customers accounted for approximately 3% and 0% of total sales, respectively. The customer with zero sales was a foreign country customer. The Company received a deposit from this customer in August 2009, and the delivery was made in October 2009.

At September 30, 2008, two customers accounted for approximately 56% and 13% of total customer deposit, respectively. For the nine months ended September 30, 2008, these two customers accounted for approximately 7% and 3% of total sales, respectively.

At December 31, 2008, two customers accounted for approximately 56% and 13% of total customer deposit, respectively. For the year ended December 31, 2008, these two customers accounted for approximately 7% and 3% of total sales, respectively.

At December 31, 2007, four customers accounted for approximately 27%, 20%, 16%, and 12% of total customer deposit, respectively. For the year ended December 31, 2007, these four customers accounted for approximately 0%, 0%, 1%, and 0% of total sales, respectively. The Company received the deposit from the three customers with zero sales in December 2007, and the delivery was made in the beginning of the year 2008.

At December 31, 2006, three customers accounted for approximately 33%, 18%, and 12%, of total customer deposit, respectively. For the year ended December 31, 2006, these three customers accounted for approximately 1%, 7%, and 0% of total sales, respectively. The Company received the deposit from the one customer with zero sales in December 2006, and the delivery was in the beginning of the year 2007.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 8 - RELATED PARTIES TRANSACTIONS

Due to director
	September 30,		December 31,
	2009	2008	2008	2007
Due to Mr. Li – Transfer of Ownership	$-	$212,118	$-	$-
Due to Mr. Li – Working Capital	-	174,941	-	29,549
Total	$-	$387,059	$-	$29,549

The above amounts are due to Mr. Li Tianfu (“Mr. Li”) who is the former director of the Company prior to restructuring. The amounts consisted of the following transactions:

Transfer of Ownership

On July 17, 2008, Mr. Li transferred his 100% ownership in Hyundai HK to China Intelligent for HKD 2 million (approximately $256,000). On October 1, 2008, Mr. Li signed a debt forgiveness agreement with China Intelligent to waive the outstanding amount owed resulted in an addition to additional paid in capital of $211,335 from the debt forgiveness.

Working Capital Loans

The Company borrowed various short-term demand loans from Mr. Li. These loans were used primarily for general working capital purposes. The short-term loans are non-secured and non-interest bearing.

Due to (from) affiliated companies
	September 30,		December 31,
	2009	2008	2008	2007
NIVS (HZ) Audio & Video Tech Co. Ltd. – Supplier’s Loan	$-	$5,741,794	$-	$703,214
NIVS (HZ) Audio & Video Tech Co. Ltd. – Working Capital	-	1,849,865	-
NIVS (SZ) Investment Co. Ltd. – Working Capital	-	-	-	(163,652)
Total	$-	$7,591,659	$-	$539,562

The relationships with its affiliated companies are as follows:
	Shareholder	Title
NIVS Investment (SZ) Co. Ltd. (“NIVS SZ”)	Mr. Li	Director
NIVS Group and subsidiaries (“NIVS Group”)	Mr. Li	President
NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”)	NIVS Group	Director

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 8 - RELATED PARTIES TRANSACTIONS

Due to (from) affiliated companies (continued)

The amounts above consisted of the following transactions:

Supplier’s Loan Guaranteed by the Company

On March 3, 2008, the Company entered into a purchase agreement in the amount of RMB 38,474,900 (approximately $5.7 million) with a manufacturing supplier (the “Supplier”). On March 12, 2008, NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”), one of the Company’s supplier (the “Supplier”), and the Company entered into a note agreement (the “Note”). The terms of the agreement are as follows:
1.	NIVS HZ was to lend a maximum amount of RMB 38,474,900 (approximately $5.7 million) to the Supplier.
2.	The interest rate on the Note was 1.5% per month paid by the Supplier with a maturity date of July 12, 2008.
3.	The Note was guaranteed by the Company.
4.	The Note had a penalty clause where 0.5% was to be assessed on the outstanding note amount if the Note was not repaid on time.
On June 16, 2008, a supplemental agreement was signed by the parties to extend the Note’s maturity date to December 31, 2008.

On November 24, 2008, the Company took out a loan from an unrelated third party (the “Lender Loan”) and paid off the outstanding loan amount of RMB 38,039,000 (approximately $5.7 million) owed to NIVS HZ.

In December 2008, the Company paid off the Lender Loan with interest after selling the finished goods purchased from the Supplier. The interest expense on the Lender Loan was RMB 259,748 (approximately $37,000). In order to repay the loan, the Company had to present the customer’s accounts receivable bank draft prematurely; therefore the Company was charged an interest of RMB 1,231,995 (approximately $178,000).

Working Capital Loans

The Company had several short-term demand loans borrowed from affiliated companies that were used primarily for general working capital purposes.

On November 28, 2008, the Company, NIVS Group, and certain companies related to Mr. Li (collectively, the “Related Companies”) entered into a Debt Repayment and Set-Off Agreement (the “Set-off Agreement”) with Mr. Li. According to this agreement, all parties agreed to have all the related party loans repaid in full and set off against all debts that were owed to Mr. Li, and Mr. Li, through the Company had an aggregate outstanding loan amount of $996,433 owed to NIVS Group as of the date of the Set-off Agreement. After giving effect to the transactions contemplated by the Agreement, the Related Companies’ Debt will no longer be outstanding and neither Mr. Li nor any of the Related Companies will owe to the NIVS Group any loan amount. Therefore Mr. Li assumed the obligation of the outstanding loan of $996,433 that was owed by the Company to NIVS after giving effect of the executed agreement above.

On December 26, 2008, Mr. Li signed a debt forgiveness agreement with the Company to waive the outstanding working capital loan amount of $996,433 resulting in an additional paid in capital of 996,433 from the debt forgiveness.

The Company recorded imputed interest with respect to these loans as a charge to operations, and as a credit to additional paid-in capital. The calculations are performed monthly at annual rates in the range of 5.22% ~ 6.57% with reference to the average short term loan rate announced by People's Bank of China. The imputed interest amounts are as follows:

	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Imputed interest	$-	$71,458	$73,264	$31,260	$28,068

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 8 – RELATED PARTIES TRANSACTIONS (CONTINUED)

Other Related Party Transactions

Lease Agreements

In July 2005, the Company signed a lease agreement with NIVS HZ. According to the lease agreement, the monthly rent was RMB 5,000 per month for the period between August 1, 2005 and June 30, 2006.

In 2006, the Company signed a 4-year lease agreement with NIVS HZ. According to the lease agreement, the monthly rent will be RMB 5,000 per month between July 1, 2006 and July 1, 2010.

In 2008, the Company signed another lease agreement with NIVS HZ. According to the lease agreement, the monthly rent will be for RMB 25,000 per month between July 1, 2008 and June 30, 2010.

The Company’s rental expenses paid to its affiliated companies are as follows:

	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ”)	$32,983	$15,054	$25,947	$7,900	$7,534

Sales of Raw Materials

For the year ended December 31, 2007, the Company sold raw materials to NIVS HZ for a gross profit of $53,194.

For the year ended December 31, 2008, the Company sold raw materials to NIVS HZ for a gross profit of $214,340.

The related party sales breakdown is as follows:
	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Gross Sales	$-	$893,545	$898,411	$518,639	$-
Cost of goods sold	-	680,365	684,071	464,725	-
Gross Profit	$-	$213,180	$214,340	$53,914	$-

NOTE 9 - SHORT TERM LOAN

On April 16, 2009, the Company obtained a one year term loan of RMB 8,000,000 (approximately $1,173,000) from Pudong Development Bank ("PDB") bearing interest at the prevailing prime rate (approximately 5.31%). Pursuant to the loan contract, the monthly payment is RMB 200,000 plus monthly interest and the balance will be repaid in April 2010.

The above loan was part of a package of loans PDB made to 6 different companies unrelated to the Company where each of the companies cross guarantee each others loans.  In the event of one company defaulting on its loan, the other companies are required to pay a penalty based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specific percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company deposited RMB 2,400,000 (approximately $352,000) in the bank account as restricted cash. The cross guarantee is limited to the restricted cash held at the bank. The Company, based upon its review of the loans, believes there is only a remote chance of any of the companies defaulting on these loans and has not set up a reserve for any loss for this transaction.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 10 - INCOME TAX AND VARIOUS TAXES

China Intelligent is registered in BVI and is not liable for any taxes in this jurisdiction.

Hyundai HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

The Company’s subsidiary – Hyundai HZ as a manufacturing enterprise established in Huizhou, PRC, was entitled to a preferential Enterprise Income Tax (”EIT”) rate. In 2007, Hyundai HZ applied for foreign investment Enterprise title, and the application had been approved by the local government. Hyundai HZ had a tax holiday of 2 years 100% exemption starting from the first profitable year, and followed by 3 years of 50% tax deduction.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:
	Nine months ended
	September 30,		Year ended December 31,
Current income tax expense:	2009	2008	2008	2007	2006
PRC Enterprises Income Tax	$713,570	$-	$-	$-	$-

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
PRC preferential enterprise income tax	25%	25%	25%	25%	25%
Tax holiday and relief granted to the subsidiary	(12.5)%	(25)%	(25)%	(25)%	(25)%
Provision for income tax	12.5%	-	-	-	-

The pro forma effect of the tax holiday granted is as follows:
	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Pretax income	$5,683,025	$5,279,193	$5,767,806	$2,208,736	$242,955
Income tax benefit from tax holiday	$713,570	$1,338,690	$1,490,744	$561,256	$67,957

Effective January 1, 2008, the new "Law of the People's Republic of China on Enterprise Income Tax" was implemented. The new law requires that:

(i)	For all resident enterprises, domestic or foreign, the Enterprise Income Tax rate is unified 25%.
(ii)	Enterprises that are categorized as the "High Tech Enterprise" will have a reduced tax rate of 15%.
(iii)
From January 1, 2008 onwards, enterprises that enjoyed a preferential tax rate before, will need to adopt the new law within the next five years. Specifically; enterprises with a current preferential tax rate of 15% for 2007, the tax rate will be 18%, 20%, 22%, 24%, and 25% for the years ended December 31 2008, 2009, 2010, 2011, and 2012, respectively.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 10 - INCOME TAX AND VARIOUS TAXES (CONTINUED)

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

Various Taxes

The Company is subject to pay various taxes such as Value Added Tax (VAT), City Development Tax, and Education Tax to the local government tax authorities. The VAT collected on sales is netted against the taxes paid for purchases of cost of goods sold to determine the amounts payable and refundable. The City Development Tax and Education Tax are expensed as general and administrative expense.

On December 15, 2009, the Company received an approval from the Huizhou Municipal People's Government and agreed to offer a favorable VAT tax policy for the Company. Due to the limited terms of the tax policy, Huizhou Huicheng State administration of Taxation offered the Company a favorable simplified value added tax rate at 4% paralleling the tax code category of “consignment mode”.  The favorable VAT tax rate period is from 2008 to 2010. The Company does not have US GAAP consignment sales.

NOTE 11 - STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NOTE 12 - OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 13 - CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at September 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the period ended September 30, 2009, no customer had revenue exceeding 10% of the Company’s total revenue. For the period ended September 30, 2008, no customer had revenue exceeding 10% of the Company’s total revenue. For year ended December 31, 2008, one customer had revenue exceeding 10% of the Company’s total revenue of the year. For year ended December 31, 2007, one customer had revenue exceeding 10% of the Company’s total revenue of the year. For year ended December 31, 2006, no customer had revenue exceeding 10% of the Company’s total revenue of the year.

NOTE 14 - SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The Company has not segregated business units for managing different products and services that the Company has been carrying and selling on the market.  The assets and resources of the Company have been utilized, on a corporate basis, for overall operations of the Company.  The Company has not segregated its operating assets by segments as it is impracticable to do so since the same assets are used to produce products as one segment.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment.

The geographic information for revenue is as follows:
	Nine months ended
	September 30,		Year ended December 31,
	2009	2008	2008	2007	2006
China and Hong Kong	$36,812,457	$28,441,826	$35,433,628	$16,402,097	$2,517,052
Other Asian countries	1,188,994	2,187,288	2,492,082	-	-
North America	546,439	842,489	945,199	75,011	-
Australia	28,301	539,587	571,321	-	-
Europe	651,244	2,018,284	2,340,629	49,505	-
Others	1,382,023	616,662	1,161,075	25,305	-
Total	$40,609,458	$34,646,136	$42,943,934	$16,551,918	$2,517,052

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lack of Insurance

The company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. If an uninsured loss should occur, any purchasers of the Company’s common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

Lease Agreements

The Company has entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s remaining commitments for minimum lease payments under these non-cancelable operating leases are as follows:

Year Ending December 31,
2009	$50,003
2010	21,623
Thereafter	-
$71,626

Total rent expense were $48,240 and $21,742 for the nine months ended September 30, 2009 and 2008, respectively and $42,185, $23,602 and $17,299 for the years ended December 31, 2008, 2007 and 2006.

Related party rent expense were $32,983 and $15,054 for the nine months ended September 30, 2009 and 2008, respectively and $25,947, $7,900 and $7,534 for the years ended December 31, 2008, 2007 and 2006.

Placement Agreement

On August 6, 2008, the Company signed an engagement letter with Westpark Capital Inc. (“WCI”), an investment banker located in California, USA, in which WCI will (i) provide financial advisory and other professional services to the Company throughout the Westpark Reverse Alternative Senior Exchange Process (“WRASP”), (ii) act as the investment banker for the Company regarding a RTO transaction of a shell company, and (iii) act as the Company’s exclusive placement agent in a private offering of its security (up to $25,000,000) on a best-effort basis. In return, WCI will be entitled to the following compensations and rewards: (i) for RTO transaction: a cash financial advisory fee of $140,000 and five-year warrants to purchase 2% of the outstanding shares of surviving company immediately after the RTO and private placement transactions are closed, (ii) for private placement transaction: a fee of 8% of the financing to be obtained through private placement for an amount up to $25,000,000 and five-year warrants to purchase 9% of the securities subject to the private placement transaction with the same terms as the private placement investors, (iii) cash fee of $80,000 for due diligence immediately after the RTO and private placement transactions are closed, and (iv) consulting services: after the closing of the private placement transaction, a monthly consulting fee of $6,000 for six months. As of September 30, 2009, $10,000 has been paid by the Company to WCI.

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Uncertainties in VAT Tax

The Company has been granted, by the local national tax authority, to use a simplified 4% VAT rate for the sales of its products manufactured through outsourcing in lieu of the normal 17% VAT rate for purchases and sales. In addition, the tax authority conducts periodic tax filing reviews after the VAT returns have been filed.  The Company’s VAT filings are therefore not finalized.  If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that the Company should in fact have been paying VAT at the rate of 17% on all sales in the PRC, the Company may be required to make up all of the underpaid taxes.   Any change to the tax policy could be prospective and the Company may not be able to collect deficiencies from the related customers.

Trademark License Agreement

On September 10, 2008, the Company entered into a Trademark License Agreement (the “Agreement”) with Hyundai Corporation pursuant to which Hyundai Corporation granted the Company a license to use the trademark of “HYUNDAI” in connection with manufacturing, selling, and marketing wiring accessories and lighting products (the “Licensed Products”) within the People’s Republic of China. The Agreement contains two terms, with one term from August 1, 2008 to July 31, 2009 and the other term from August 1, 2009 to July 31, 2010. Any additional term or renewal of the Trademark Agreement is contingent upon further written agreement of the parties.

Pursuant to the Trademark Agreement, during each term, the Company is required to pay Hyundai Corporation minimum royalty, and the Company is not permitted to sell or distribute any product similar to or in competition with the Licensed Products. The Agreement also sets forth minimum sales amounts for the Licensed Products for each term, in addition to providing for a percentage royalty rate such that, if the aggregate sales during a term exceeds the minimum sales amount, the Company will pay the royalty to Hyundai Corporation equal to the amount of aggregate sales in excess of the minimum sales amount, multiplied by the royalty rate. The Agreement also requires the Company to provide Hyundai Corporation with sales and marketing reports for the Licensed Products for certain periods and contains other customary general provisions, including provisions related to a prohibition of assignment or sub-licensing, confidentiality, indemnification, and the scope of our use of Hyundai Corporation’s trademark. Under the Agreement, Hyundai Corporation may terminate the Agreement for, among other reasons, failure to pay the royalties or failure to rectify any injury to the brand image of Hyundai Corporation’s trademark within 30 days of receipt of written notification of such injury.

The Company’s remaining commitments for minimum royalty payments under the Agreement are as follows:

Year Ending December 31,
2009	$25,000
2010	50,000
Thereafter	-
$75,000

NOTE 16 - QUARTERLY INFORMATION (UNAUDITED)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands, except per share amounts.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$8,294	$15,305	$9,657	$9,688	$42,944
Gross profit	$1,821	$3,884	$1,853	$2,432	$9,990
Net Income	$489	$3,071	$652	$1,556	$5,768

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	Total
Revenues	$5,168	$4,194	$4,284	$2,906	$16,552
Gross profit	$1,232	$1,027	$1,085	$761	$4,105
Net Income	$758	$445	$638	$367	$2,208

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2006	2006	2006	2006	Total
Revenues	$777	$461	$726	$553	$2,517
Gross profit	$215	$128	$202	$154	$699
Net Income	$75	$45	$70	$53	$243

China Intelligent Electric Holding Limited and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 17 - SUBSEQUENT EVENTS

On October 20, 2009, SRKP 22, Inc., a Delaware corporation, entered into a Share Exchange Agreement with the Company, and became the parent of the Company. Pursuant to the agreement, SRKP 22, Inc. agreed to issue an aggregate of 16,982,898 shares of its common stock to the Company and/or its designees in exchange for 100% of the share capital of the Company.

On November 25, 2009, the Company and the Shareholder entered into Amendment No. 1 to the Share Exchange Agreement that modified share and warrant amounts to be issued and/or cancelled.  Pursuant to the Share Exchange Agreement, as amended, the Company agreed to issue an aggregate of 13,995,496 shares of its common stock to the Shareholder and/or her designees in exchange for 100% of the share capital of China Intelligent Electric Holding Limited and Subsidiaries (the "Share Exchange").  The Company also agreed to have cancelled 4,260,390 shares of common stock and 5,515,682 warrants immediately prior to the closing of the Share Exchange.   Pursuant to the terms of the Share Exchange Agreement, as amended, the Company expects that there will be approximately 19,787,401 shares of Common Stock and 1,580,708 warrants to purchase shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Company has evaluated subsequent events through the date that the financial statements were issued, which was December 29, 2009.

Item 9.01 (d) Exhibits:

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement, dated as of October 20, 2009, by and among the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

2.1(a)	Amendment No. 1 dated November 25, 2009 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

2.1(b)	Amendment No. 2 dated January 15, 2010 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 15, 2010.

10.1	Registration Rights Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders.

10.2	Share and Warrant Cancellation Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders.

10.3	Form of 2009 Employment Agreement dated January 2009 entered into with Dong Bin and Wu Shiliang (translated to English).

10.4	Employment Agreement for CFO Position dated November 23, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou.

10.4(a)	Mutual Termination Agreement for CFO Position dated December 31, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou.

10.5	Factory Premises Lease Rental Agreement entered by and between NIVS (HZ) Audio and Video Tech. Co., Ltd. and Hyundai Light & Electric (HZ) Co., Ltd. with effect through July 1, 2010.

10.6	Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd.

10.6(a)	Floor Lease Renewal Agreement dated April 8, 2009 for the Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd.

10.7**	Trademark License Agreement dated July 31, 2005 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd.

10.7(a)**	Trademark License Agreement dated September 10, 2008 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd.

10.8
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd.

Exhibit No.	Exhibit Description

10.8(a)
Amendment No. 1 to the Debt Repayment and Set-Off Agreement dated December 22, 2008, by and between by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd.

10.9	Indemnification Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd.

10.10	Security Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd.

10.11	Employment Agreement dated December 28, 2009 entered into by and between the China Intelligent Electric Holding Limited and Chi-wai (Gabriel) Tse (English Translation).

10.12	Waiver and Debt Forgiveness Agreement for China Intelligent Electronic Holding Limited dated October 1, 2008 executed by Tianfu Li (English Translation).

10.13	Waiver and Debt Forgiveness Agreement for Korea Hyundai Light & Electric (International) Holding Limited dated December 26, 2008 executed by Tianfu Li (English Translation).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated January 15, 2010.

21.1	List of Subsidiaries.

**The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Chief Executive Officer
Date:	January 19, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement, dated as of October 20, 2009, by and among the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

2.1(a)	Amendment No. 1 dated November 25, 2009 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

2.1(b)	Amendment No. 2 dated January 15, 2010 to the Share Exchange Agreement entered into by and between the Registrant, China Intelligent Electronic Holding Limited, and Li Xuemei.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53018) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 15, 2010.

10.1	Registration Rights Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders.

10.2	Share and Warrant Cancellation Agreement dated January 15, 2010 entered into by and between the Registrant and Stockholders.

10.3	Form of 2009 Employment Agreement dated January 2009 entered into with Dong Bin and Wu Shiliang (translated to English).

10.4	Employment Agreement for CFO Position dated November 23, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou.

10.4(a)	Mutual Termination Agreement for CFO Position dated December 31, 2009 entered into by and between China Intelligent Electronic Holding Limited and Xialong Zhou.

10.5	Factory Premises Lease Rental Agreement entered by and between NIVS (HZ) Audio and Video Tech. Co., Ltd. and Hyundai Light & Electric (HZ) Co., Ltd. with effect through July 1, 2010.

10.6	Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd.

10.6(a)	Floor Lease Renewal Agreement dated April 8, 2009 for the Floors Lease Agreement dated March 30, 2007 entered into by and between ShunKang Department Store and Hyundai Light & Electric (HZ) Co., Ltd.

10.7**	Trademark License Agreement dated July 31, 2005 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd.

10.7(a)**	Trademark License Agreement dated September 10, 2008 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd.

10.8
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd.

Exhibit No.	Exhibit Description

10.8(a)
Amendment No. 1 to the Debt Repayment and Set-Off Agreement dated December 22, 2008, by and between by and between Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. and Tianfu Li, NIVS IntelliMedia Technology Group, Inc., Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd.

10.9	Indemnification Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd.

10.10	Security Agreement dated January 15, 2010 entered into by and between Li Xuemei, China Intelligent Electronic Holding Limited, Hyundai Light and Electric (Huizhou) Co., Ltd.

10.11	Employment Agreement dated December 28, 2009 entered into by and between the China Intelligent Electronic Holding Limited and Chi-wai (Gabriel) Tse (English Translation).

10.12	Waiver and Debt Forgiveness Agreement for China Intelligent Electronic Holding Limited dated October 1, 2008 executed by Tianfu Li (English Translation).

10.13	Waiver and Debt Forgiveness Agreement for Korea Hyundai Light & Electric (International) Holding Limited dated December 26, 2008 executed by Tianfu Li (English Translation).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated January 15, 2010.

21.1	List of Subsidiaries.

**The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.